SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☐	Soliciting Material Pursuant to § 240.14a-12
ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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September 19, 2017

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Wednesday, October 25, 2017, at 10:00 a.m. Pacific time, at our offices located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope, or vote over the telephone or the Internet as instructed in the Proxy Statement, to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of our Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board and
Chief Executive Officer

Corporate Headquarters
Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587
Tel 510-675-6500 Fax 510-441-6151 www.abaxis.com

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On October 25, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abaxis, Inc., a California corporation (the “Company”). The meeting will be held on Wednesday, October 25, 2017, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587, for the following purposes:

1.   To elect our six nominees for director to serve for the ensuing year and until their successors are elected and qualified.

2.   To approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement.

3.   To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our Named Executive Officers.

4.   To ratify the selection by the Audit Committee of the Board of Directors of BPM LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is August 31, 2017. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to
Be Held on Wednesday, October 25, 2017, at 10:00 a.m., Pacific time, at our offices, located at
3240 Whipple Road, Union City, California 94587.

The proxy statement and annual report to shareholders are
available at http://investor.abaxis.com/.

By Order of the Board of Directors

Ross Taylor
Secretary

Union City, California
September 19, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
October 25, 2017

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of Abaxis, Inc., a California corporation, is soliciting your proxy to vote at the 2017 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. As used in this proxy statement, “we”, “us”, “our” and “Abaxis” refer to Abaxis, Inc. and, where applicable, its subsidiaries.

You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about September 19, 2017 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, October 25, 2017, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587. Directions to the annual meeting may be found at www.abaxis.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on August 31, 2017 will be entitled to vote at the annual meeting. On this record date, there were 22,690,627 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on August 31, 2017 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 31, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of six directors;
•	Advisory approval of the compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at March 31, 2017 (collectively, the “Named Executive Officers”), as disclosed in this proxy statement;

•	Advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our Named Executive Officers; and
•	Ratification of BPM LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval on the compensation of our Named Executive Officers, you may vote for any one of the following: “One Year,” “Two Years,” or “Three Years,” or you may abstain from voting. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 a.m. Pacific time on October 25, 2017 to be counted.
•	To vote on the Internet, go to http://www.investorvote.com/ABAX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 a.m. Pacific time on October 25, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet if instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon other than the election of directors, you have one vote for each share of common stock you own as of August 31, 2017. For the election of directors, cumulative voting is available. Under cumulative voting, you would have six votes for each share of common stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director; “For” the advisory approval of executive compensation; for “One Year” as the preferred frequency of advisory votes to approve executive compensation; and “For” the ratification of the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card or his replacement) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the expense of assembling, preparing, printing, mailing and distributing these proxy materials, any additional soliciting materials furnished to shareholders, and soliciting votes. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers or employees (who will receive no additional compensation for their services in such solicitation) in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 3240 Whipple Road, Union City, California 94587.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” votes and broker non-votes; with respect to the proposal regarding the frequency of shareholder advisory votes on the compensation of our Named Executive Officers, votes for frequencies of every “One Year,” “Two Years,” and “Three Years,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. The ratification of the selection by the Audit Committee of our Board of BPM LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018 is a routine matter. Non-routine matters are the election of the six directors to serve on our Board, the advisory vote regarding the compensation of our Named Executive Officers and the advisory indication regarding the preferred frequency of shareholder votes on executive compensation.

How many votes are needed to approve each proposal?

•	Proposal No. 1: For the election of directors, the six nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Although abstentions and broker non-votes will each be counted as present for purposes of determining a quorum, neither abstentions nor broker non-votes will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of votes will be elected.
•	Proposal No. 2: Advisory approval of the compensation of our Named Executive Officers will be considered to have been obtained if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.
•	Proposal No. 3: For the advisory vote on the frequency of shareholder advisory votes on executive compensation, the frequency receiving votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum, will be considered the frequency preferred by the shareholders. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum. The Board and the Compensation Committee of the Board value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the shareholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or our company, the Board may decide that it is in the best interests of the shareholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of our company or the Board.
•	Proposal No. 4: The selection by the Audit Committee of the Board of BPM LLP as independent registered public accounting firm for the fiscal year ending March 31, 2018 will be ratified if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 22,690,627 shares outstanding and entitled to vote. Thus, the holders of at least 11,345,315 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Votes “For” and “Against”, abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results may be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at http://investor.abaxis.com.

PROPOSAL 1
ELECTION OF DIRECTORS

The authorized number of directors currently constituting the Board is six. Each of our current directors is to be elected for the ensuing year and will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the six nominees named in this Proposal 1. Each of the nominees listed below is currently a director who was previously elected by our shareholders. It is our policy to strongly encourage nominees for directors to attend the Annual Meeting. All of our directors attended the 2016 Annual Meeting of Shareholders.

The candidates receiving the highest number of votes by the holders of shares entitled to be voted will be elected. The persons named in the accompanying proxy will vote the shares represented thereby for the nominees named below, but may cumulate the votes for fewer than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The nominees for election to the Board at the 2017 Annual Meeting are Clinton H. Severson, Vernon E. Altman, Richard J. Bastiani, Ph.D., Michael D. Casey, Henk J. Evenhuis and Prithipal Singh, Ph.D. Please see “Directors and Executive Officers” below for information concerning the nominees.

Vote Required and Recommendation of the Board of Directors

Although abstentions and broker non-votes will each be counted as present for purposes of determining a quorum, neither abstentions nor broker non-votes will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board may designate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers and directors as of August 31, 2017.

Name	Age	Title
Clinton H. Severson	69	Chairman of the Board and Chief Executive Officer
Vernon E. Altman (1)(3)	72	Director
Richard J. Bastiani, Ph.D. (1)(2)(3)	74	Director
Michael D. Casey (1)(2)(3)	71	Director
Henk J. Evenhuis (1)(3)	74	Director
Prithipal Singh, Ph.D. (1)(2)(3)	78	Director
Kenneth P. Aron, Ph.D.	64	Chief Technology Officer
Achim Henkel	59	Managing Director of Abaxis Europe GmbH
Ross Taylor	54	Chief Financial Officer, Vice President of Finance and Secretary
Craig M. Tockman, DVM	57	Vice President of Animal Health Sales and Marketing for North America
Donald P. Wood	65	President and Chief Operating Officer
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as our Chief Executive Officer and one of our directors since June 1996. He was appointed Chairman of the Board in May 1998. From June 1996 until April 2015, Mr. Severson also served as our President. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostic company. Since January 2015, Mr. Severson has served on the Board of Directors of Cutera. Since June 2011, Mr. Severson has served on the Board of Directors of Response Biomedical Corporation. From November 2008 to November 2016, Mr. Severson served on the Board of Directors of Trinity Biotech, a biotechnology company, prior to its acquisition. From November 2006 to February 2012, Mr. Severson served on the Board of Directors of CytoCore, Inc., a biotechnology company. Mr. Severson is also a member of the Board of Directors of a privately-held company. Mr. Severson was selected as a director because of his in-depth knowledge of our operations, financial condition and strategy in his position as our Chief Executive Officer, as well as his extensive senior management experience in medical diagnostics and experience serving on the Boards of Directors of various public and private companies.

Vernon E. Altman joined the Board in April 2011 and has served as our lead independent director since April 2014. Mr. Altman joined the founding group to start Bain & Company, a global business consulting firm, in 1973 and is currently Senior Advisor of Bain & Company. Mr. Altman is Chairman of the Board of Directors of Vobile, Inc. He also served on the Board of Directors of Napster, Inc. prior to its acquisition. Mr. Altman was selected to serve as director because of his vast array of experiences in many different industry segments, including operational, executive leadership and board experience.

Richard J. Bastiani, Ph.D. joined the Board in September 1995. Dr. Bastiani is currently retired. Dr. Bastiani was President of Dendreon, a biotechnology company, from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995. From 2007 to 2011, Dr. Bastiani served as Chairman of the Board of Directors of Response Biomedical Corporation. From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation, after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani is also a member of the Board of Directors of three privately-held companies. Dr. Bastiani was selected as a director because of his extensive leadership experience with biotechnology companies and his in-depth knowledge of our business, strategy and management team, as well as his experience serving as Chairman of the Compensation Committee and on the Boards of Directors of various public and private companies.

Michael D. Casey joined the Board in October 2010. Mr. Casey is currently retired. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc., a pharmaceutical company. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc., a biotechnology company. From December 1996 to September 1997, he also served as President of the retail and specialty products division of Schein Pharmaceutical,

Inc. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc., a biotechnology company. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey has served on the Board of Directors of Celgene Corporation since 2002. Mr. Casey previously served on the Board of Directors of AVI Biopharma, Inc. (now known as Sarepta Therapeutics, Inc.) from 2006 to 2010, Allos Therapeutics, Inc. from 2002 to 2010, Cholestech Corporation from 2001 to 2007, OrthoLogic Corporation from 2004 to 2007, Sicor, Inc. from 2002 to 2004, Bone Care International, Inc. from 2001 to 2005 and Durect Corp. from 2004 to 2013. Mr. Casey was selected to serve as director because of his extensive industry knowledge and experience, including operational, leadership and board experience from his executive positions at pharmaceutical and biotechnology companies.

Henk J. Evenhuis joined the Board in November 2002. Mr. Evenhuis is currently retired. Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation, an analytic software company, from October 1999 to October 2002. From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation, a semiconductor equipment manufacturer. He served on the Board of Directors of Credence Systems Corporation from 1993 to 2008. Mr. Evenhuis was selected as a director because of his financial expertise and prior senior leadership experience as a Chief Financial Officer at global technology companies, as well as his experience serving on the boards of various public companies, which provides a strong foundation to serve as Chairman of the Audit Committee.

Prithipal Singh, Ph.D. joined the Board in June 1992. Dr. Singh is currently retired. Prior to retiring, Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc., a manufacturer of medical diagnostic equipment, from 1988 to 1998. Dr. Singh was an Executive Vice President of Idetec Corporation, an animal health care company, from 1985 to 1988 and a Vice President of Syva Corporation, a diagnostic company, from 1977 to 1985. Dr. Singh was selected as a director because of his insight and experience with biotechnology companies through his prior executive leadership and management positions.

Kenneth P. Aron, Ph.D. has served as our Chief Technology Officer since April 2008. Dr. Aron joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals, a genomic information company. From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation, a manufacturer of laser-based cardiology surgical products.

Achim Henkel has served as the Managing Director of our subsidiary, Abaxis Europe GmbH, since its incorporation in 2008. From January 2000 to June 2008, Mr. Henkel served as our Sales and Marketing Manager for Europe, the Middle East and Africa. Starting in October 2014, Mr. Henkel has also served as our Sales and Marketing Manager for Asia. From January 1998 to December 2000, Mr. Henkel served as a consultant to Abaxis.

Ross Taylor has served as our Chief Financial Officer, Vice President of Finance and Secretary since August 2015. Mr. Taylor joined us in October 2014 as Vice President of Business Development and Investor Relations. From 2005 to 2014, Mr. Taylor served as Senior Vice President, Equity Research Analyst at CL King & Associates, an investment banking firm.

Craig M. Tockman, DVM has served as our Vice President of Animal Health Sales and Marketing for North America since April 2014. Dr. Tockman joined in June 2006 as Director of Professional Services and was promoted to Director of Field Operations in October 2013. From 2003 to 2006, Dr. Tockman served on Abaxis’ Advisory Board since he joined in 2003 as a founding member.

Donald P. Wood has served as our President and Chief Operating Officer since April 2015. Mr. Wood joined us in October 2007 as Vice President of Operations, served as Chief Operations Officer from April 2009 to April 2014 and served as Chief Operating Officer from April 2014 to April 2015. From April 2003 to September 2007, Mr. Wood was the Vice President of Operations of Cholestech Corporation, a medical products manufacturing company that was subsequently acquired by Inverness Medical Innovations, Inc. in September 2007. From July 2001 to March 2003, Mr. Wood served as Vice President of Bone Health, a business unit of Quidel Corporation, a manufacturing and marketer of point-of-care diagnostics, and was responsible for Bone Health Product Operations, Device Research and Development, and Sales and Marketing. He also served as Quidel’s Vice President of Ultrasound Operations from August 1999 to July 2001. From July 1998 to August 1999, Mr. Wood was the Director of Ultrasound Operations for Metra Biosystems Inc., a developer and manufacturing company of point-of-care products for osteoporosis, prior to Quidel’s acquisition of Metra Biosystems Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Abaxis, its senior management and its independent auditors, the Board has affirmatively determined that each of the following persons are independent within the meaning of the applicable NASDAQ listing standards: Mr. Altman, Dr. Bastiani, Mr. Casey, Mr. Evenhuis and Dr. Singh. In making this determination, the Board found that none of these current directors or nominees for director had a material or other disqualifying relationship with us. Mr. Severson, our Chief Executive Officer, is not an independent director by virtue of his employment with us. There are no family relationships among any of our directors or officers.

Board Leadership Structure

The Board is currently chaired by Mr. Severson, our Chief Executive Officer. The Board believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose. In the Board’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, the Board believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of Abaxis, as is the case with Mr. Severson, who has served as our Chief Executive Officer and a director since June 1996. The Board believes that maintaining independence of the Board as a whole is important to ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, each of our directors, other than Mr. Severson, is independent. In April 2014, the Board designated Mr. Altman as its lead independent director. As lead independent director, Mr. Altman presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate to him.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. Management is responsible for identifying risk and risk controls related to business activities. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that we face, and how we are seeking to control such risks. The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight.

Meetings of the Board of Directors

The Board met four times during the fiscal year ended March 31, 2017. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2017, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Information regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2017 for each of the Board committees:(1)

Name	Audit		Compensation		Nominating and Corporate Governance
Clinton H. Severson	—		—		—
Vernon E. Altman	X		—		X
Richard J. Bastiani, Ph.D.	X		X	*	X
Michael D. Casey	X		X		X
Henk J. Evenhuis	X	*	—		X
Prithipal Singh, Ph.D.	X		X		X	*
Total meetings in fiscal 2017	5		7		2
*	Committee Chairperson
(1)	Including four times the Compensation Committee met in the context of meetings of the full Board, as described below.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Abaxis.

Audit Committee

The Audit Committee is currently composed of five directors: Mr. Evenhuis, Mr. Altman, Dr. Bastiani, Mr. Casey and Dr. Singh. Mr. Evenhuis serves as Chairman of the Audit Committee. For additional information about the Audit Committee, see “Report of the Audit Committee of the Board of Directors” below. The Audit Committee has adopted a written charter that is available to shareholders from our website at http://www.abaxis.com.

The Board has determined that all members of the Audit Committee are independent (based on the requirements for independence set forth in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). Securities and Exchange Commission (“SEC”) regulations require us to disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee. The Board has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Evenhuis’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The Audit Committee reviews and monitors our corporate financial reporting and external audits, including, among other things, our control functions, the results and scope of the annual audit and other services provided by the independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial reports. Among other things, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
•	determines and approves the engagement of the independent registered public accounting firm;
•	determines whether to retain or terminate the existing independent auditors or to appoint and engage a new independent registered public accounting firm;
•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;
•	reviews and approves transactions between Abaxis and any related persons;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
•	establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•	meets to review our annual audited consolidated financial statements and quarterly condensed consolidated financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including internal control systems. In the fiscal year ended March 31, 2017, BPM LLP was responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America. BPM LLP has acted in such capacity since its appointment on August 25, 2005.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2017 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

THE AUDIT COMMITTEE

Henk J. Evenhuis, Chairman
Vernon E. Altman
Richard J. Bastiani, Ph.D.
Michael D. Casey
Prithipal Singh, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing made by Abaxis under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Bastiani, Mr. Casey and Dr. Singh. Dr. Bastiani serves as Chairman of the Compensation Committee. All current members of the Compensation Committee are non-employee members of the Board and are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). From time to time, the Compensation Committee meets jointly with the Board and although we consider these joint meetings as Compensation Committee meetings as well as Board meetings, the directors are not compensated for these Compensation Committee meetings as separate meetings. The Compensation Committee has adopted a written charter that is available to shareholders from our website at http://www.abaxis.com. For additional information about the Compensation Committee, see “Compensation Committee Report” and “Compensation Discussion and Analysis.”

The Compensation Committee reviews and makes recommendations to the Board regarding our compensation strategy, policies, plans and programs and all forms of compensation to be provided to our executive officers and directors, including among other things:

•	development or review and approval of corporate and individual performance objectives relevant to the compensation of our Chief Executive Officer and evaluation of performance in light of these stated objectives;
•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers; and
•	development or review and approval of incentive-based or equity-based compensation plans in which our executive officers and employees participate.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an executive officer or employee of Abaxis. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D., Chairman
Michael D. Casey
Prithipal Singh, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing made by Abaxis under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of five directors: Dr. Singh, Mr. Altman, Dr. Bastiani, Mr. Casey and Mr. Evenhuis. Dr. Singh serves as Chairman of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). From time to time, the Nominating and Corporate Governance Committee meets jointly with the Board and although we consider these joint meetings as Nominating and Corporate Governance Committee meetings as well as Board meetings, the directors are not compensated for these Nominating and Corporate Governance Committee meetings as separate meetings. As part of its duties, the Nominating and Corporate Governance Committee conducts periodic self-assessments of the Board and recommends the slate of directors to be nominated for election each year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to shareholders in the Investor Relations section of our website at http://www.abaxis.com.

The Nominating and Corporate Governance Committee reviews the results of evaluations of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of our bylaws consistent with the procedures set forth in the bylaws. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to our Secretary. To be timely, a shareholder nomination for a director to be elected at an annual meeting must be received at our principal executive offices not fewer than 120 calendar days in advance of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of Abaxis stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of Abaxis if so elected. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of Abaxis and its shareholders.

The Nominating and Corporate Governance Committee does not have a policy regarding diversity. Diversity is one of a number of factors that the committee takes into account in identifying nominees, and the committee believes that it is essential that Board members represent diverse viewpoints.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board or any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Mr. Ross Taylor, Chief Financial Officer, Vice President of Finance and Secretary
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: investors@abaxis.com

Our Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Secretary in consultation with our legal counsel. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. Our Secretary shall relay all communications to directors absent safety or security issues.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our executive officers, directors and employees, including without limitation our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.abaxis.com under “About Us” at “Code of Conduct and Ethics.” We intend to disclose any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on our website, to the extent required by the applicable rules and exchange requirements.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote whether to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. We believe that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our Compensation Peer Group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks. Our Compensation Committee believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Below are some of the highlights of our compensation program for our Named Executive Officers, as further described in the Compensation Discussion and Analysis section in this proxy statement:

•	Strong Pay-for-Performance Principles: a substantial portion (83-88%) of fiscal 2017 total target direct compensation opportunity was at risk and dependent on Company performance, in the form of an annual cash incentive bonus opportunity and long-term stock awards.
•	Performance-Based Vesting Equity Program: a significant portion of fiscal 2017 stock awards (74% for our Chief Executive Officer and 65% for our other Named Executive Officers, based on the value of the awards as reported in the Summary Compensation Table) were delivered in the form of restricted stock units that vest based on specified corporate performance goals.
•	Time-Based Restricted Stock Units Designed for Retention: 70% of the time-based portion of the fiscal 2017 stock awards only vest upon the fourth year of continuous employment.
•	Stock Ownership Guidelines and Pledging, Hedging and Clawback Policies: we maintain robust stock ownership guidelines for our executives and directors, we have had a long-standing written policy against pledging and hedging and we have a compensation clawback policy.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Named Executive Officers of Abaxis, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or Abaxis. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to approve on an advisory basis the compensation of our Named Executive Officers. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our shareholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statements. Currently, consistent with the preference expressed by the shareholders at our 2011 Annual Meeting of Shareholders, the policy of the Board is to solicit a non-binding advisory vote on the compensation of our Named Executive Officers every year. In accordance with the Dodd-Frank Act, we are again asking shareholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, shareholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our Named Executive Officers be submitted to the shareholders once every one year. The Board has determined that holding an annual advisory vote on executive compensation every year is still the most appropriate policy for us at this time because, while our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures.

However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. The Board believes that an annual advisory vote on executive compensation is consistent with its practice of seeking input and engaging in dialogue with shareholders on corporate governance matters (including our practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and its executive compensation philosophy, policies and practices.

Accordingly, the Board is asking shareholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum, will be deemed to be the frequency preferred by the shareholders.

While the Board believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum, will be deemed to be the frequency preferred by the shareholders. The Board and the Compensation Committee of the Board value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the shareholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or our company, the Board may decide that it is in the best interests of the shareholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of our company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected BPM LLP (“BPM”) as our independent registered public accounting firm for the fiscal year ending March 31, 2018 and has further directed that management submit the selection for ratification by the shareholders at the annual meeting. BPM has audited our consolidated financial statements since its appointment on August 25, 2005. A representative of BPM is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of BPM as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BPM to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Abaxis and its shareholders.

Principal Accounting Fees and Services

For the fiscal years ended March 31, 2017 and 2016, our independent registered public accounting firm, BPM, billed the approximate fees set forth below. All fees included below were approved by the Audit Committee.

	Year Ended March 31,
	2017	2016
Audit Fees (1)	$782,000	$755,000
Audit-Related Fees (2)	28,000	28,000
Tax Fees	—	—
All Other Fees	—	—
Total All Fees	$810,000	$783,000
(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly condensed consolidated financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2017 and 2016, these services included attestation services related to our tax deferral savings plan.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy requiring the pre-approval of all audit and non-audit services to be performed for Abaxis by the independent registered public accounting firm. The Audit Committee has considered the role of BPM in providing audit and audit-related services to us and has concluded that such services are compatible with BPM’s role as our independent registered public accounting firm.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of BPM. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2017 by (i) each of the Named Executive Officers in the Summary Compensation Table; (ii) each of our directors; (iii) all of our executive officers and directors as a group and (iv) holders of at least five percent of our common stock. The persons named in the table have sole or shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Abaxis Common Stock Beneficially Owned (1)
5% Holders:
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund (3)	3,763,823	16.6%
Kayne Anderson Rudnick Investment Management, LLC (4)	2,683,852	11.8%
BlackRock, Inc. (5)	2,501,386	11.0%
PRIMECAP Management Company (6)	2,267,300	10.0%
The Vanguard Group, Inc. (7)	1,918,089	8.5%
Neuberger Berman Group LLC, Neuberger Berman Investment Advisers, LLC, and Neuberger Berman Equity Funds (8)	1,164,852	5.1%
Named Executive Officers: (2)
Clinton H. Severson	572,791	2.5%
Kenneth P. Aron, Ph.D. (9)	100,148	*
Donald P. Wood	57,323	*
Craig M. Tockman, DVM (10)	12,437	*
Ross Taylor (11)	4,800	*
Outside Directors: (2)
Richard J. Bastiani, Ph.D. (12)	52,200	*
Prithipal Singh, Ph.D.	45,000	*
Michael D. Casey	28,700	*
Vernon E. Altman	26,803	*
Henk J. Evenhuis	17,900	*
Executive officers and directors as a group (11 persons)(13)	977,052	4.3%
*	Less than 1%.
(1)	The percentages shown in this column are calculated based on 22,690,627 shares of common stock outstanding on August 31, 2017 and include shares of common stock that such person or group had the right to acquire on or within sixty days after that date, including, but not limited to, upon the vesting of RSUs and PSUs.
(2)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.
(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2017 by Brown Capital Management, LLC, reporting sole power to vote and dispose of 2,246,116 and 3,763,823 of the reported shares, respectively; and by The Brown Capital Management Small Company Fund, reporting sole power to vote and dispose of 1,731,348 of the reported shares. The Brown Capital Management Small Company Fund is a registered investment company that is managed by Brown Capital Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). All of the reported shares are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Exchange Act, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. The business address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 North Calvert Street, Baltimore, MD 21202.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2017 by Kayne Anderson Rudnick Investment Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 1,857,552 of the reported shares and shared power to vote and dispose of 826,300 of the reported shares. The business address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.
(5)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), reporting sole power to vote and dispose of 2,454,210 and 2,501,386 of the reported shares, respectively. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)	Based on information set forth in a Schedule 13G/A filed with the SEC on September 9, 2017 by PRIMECAP Management Company, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) and a church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 reporting sole power to vote and dispose of 2,115,300 and 2,267,300 of the reported shares, respectively. The business address for PRIMECAP Management Company is 177 E. Colorado Boulevard, 11th Floor, Pasadena, CA 91105.
(7)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 43,716 and 1,872,269 of the reported shares, respectively; and shared power to vote and dispose of 3,202 and 45,820 of the reported shares, respectively. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 42,618 of the reported shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,300 of the reported shares. The business address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.
(8)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2017 by Neuberger Berman Group LLC, reporting shared power to vote and dispose of 1,164,852 of the reported shares, by Neuberger Berman Investment Advisers LLC, reporting shared power to vote and dispose of 1,164,852 of the reported shares and by Neuberger Berman Equity Funds, reporting shared power to vote and dispose of 858,080 of the reported shares. Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC and Neuberger Berman Equity Funds are a group in accordance with Rule 13d-1(b)(1)(ii)(K). The business address for Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC and Neuberger Berman Equity Funds is 1290 Avenue of Americas, New York, NY 10104.
(9)	Includes:
•	99,648 shares held by Dr. Aron; and
•	500 shares held by Mrs. Aron’s IRA.
(10)	Includes:
•	8,937 shares held by Dr. Tockman; and
•	3,500 shares subject to the vesting of RSUs for Dr. Tockman within sixty days of August 31, 2017.
(11)	Includes:
•	3,300 shares held by Mr. Taylor; and
•	1,500 shares subject to the vesting of RSUs for Mr. Taylor within sixty days of August 31, 2017.
(12)	Includes:
•	51,900 shares held by Dr. Bastiani; and
•	300 shares held by Dr. Bastiani’s wife.
(13)	Includes:
•	972,052 shares held by all executive officers and directors as a group; and
•	5,000 shares subject to the vesting of RSUs and PSUs for all executive officers and directors as a group within sixty days of August 31, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto received by us or filed with the SEC, we believe that during the period from April 1, 2016 through March 31, 2017, our executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements applicable to these executive officers, directors and greater than 10% shareholders, except with respect to one late Form 4 filing by Dr. Kenneth Aron.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the Named Executive Officers in the “Summary Compensation Table.” We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions. For the fiscal year ended March 31, 2017, our “Named Executive Officers” and their respective titles are as follows:

•	Clinton H. Severson, Chief Executive Officer (“CEO”) and Chairman of the Board
•	Ross Taylor, Chief Financial Officer, Vice President of Finance and Secretary
•	Kenneth P. Aron, Ph.D., Chief Technology Officer
•	Craig M. Tockman, DVM, Vice President of Animal Health Sales and Marketing for North America
•	Donald P. Wood, President and Chief Operating Officer

Executive Summary

The Compensation Committee establishes the philosophy, approves the design of, and administers our executive compensation programs. We strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of shareholders. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the short- and long-term interests of shareholders.

Fiscal 2017 Executive Business Performance

Our fiscal 2017 reported results for revenues, net income, diluted net income per share (“EPS”) and cash from operations exceeded our financial performance for fiscal 2016 and are reflected in the chart below.

During fiscal 2017, we continued our efforts to set the foundation for future growth and create and sustain long-term value. We achieved profitability and demonstrated year-over-year improvements in revenues, net income, diluted net income per share and liquidity as follows:

•	Increased worldwide revenues from continuing operations by 4%, from $218.9 million in fiscal 2016 to $227.2 million in fiscal 2017. Revenues from continuing operations in North America increased by 4%, or $6.8 million, in fiscal 2017 compared to fiscal 2016, and revenues from continuing operations outside of North America increased by 3%, or $1.5 million, in fiscal 2017 compared to fiscal 2016. Revenues from consumable sales increased to $175.3 million, an increase of 6% over fiscal 2016. In our medical market, total revenues from continuing operations were $36.6 million in fiscal 2017, a decrease of 3% from fiscal 2016. In our veterinary market, total revenues from continuing operations increased to $186.7 million in fiscal 2017, an increase of 5% over fiscal 2016.

•	Increased gross profit to $125.8 million in fiscal 2017 from $123.3 million in fiscal 2016.
•	Increased income from continuing operations before income tax provision to $51.1 million in fiscal 2017, an increase of 8% compared to fiscal 2016.
•	Increased income from continuing operations to $32.8 million in fiscal 2017, an increase of 5% compared to fiscal 2016.
•	Increased diluted net income per share from continuing operations to $1.44 in fiscal 2017 from $1.36 in fiscal 2016, an increase of 6%.
•	Generated cash from operations of $33.2 million through the continued conservative management of our working capital and overall business.
•	Paid four quarterly dividends of $0.12-$0.14 per share on our outstanding common stock during fiscal 2017, returning an aggregate of approximately $11.7 million in cash to all shareholders.
•	Ended fiscal 2017 with $165.1 million in cash, cash equivalents and investments.

Our financial results were achieved while accomplishing the following strategic and operational goals in fiscal 2017:

•	During fiscal 2017, we launched three reagent discs in the veterinary market, Electrolyte Plus panel, Preventive Care Profile Plus panel and Phenobarbital Profile panel, all of which are used in our VetScan chemistry analyzers.
•	In the first quarter of fiscal 2017, we released the VetScan VUE, an app-based automated rapid assay test reader used with our VetScan rapid tests.
•	In September 2016, we completed the development of our connectivity product, the VetScan FUSE, which was in beta-testing at the end of fiscal 2017. The VetScan FUSE is a web-based integration system that provides connectivity between our point-of-care diagnostic instruments and the veterinary practice management systems.

In fiscal 2017, we invested 9% of our revenues, or $19.8 million, in research and development as we continued to work towards expanding our product offerings in the long term.

Executive Compensation Highlights

The key executive compensation decisions taken by our Compensation Committee during fiscal 2017 and thus far in fiscal 2018 with respect to Named Executive Officer compensation were as follows:

Total Compensation Mix: We continued to deliver a substantial portion of our Named Executive Officer compensation in the form of variable, at-risk pay, structuring approximately 83%-88% of our Named Executive Officer target total direct compensation (base salary, target bonus and long-term equity awards based on grant date fair value) in the form of variable, at-risk compensation (target bonus and long-term equity awards).

Performance Bonus: We established rigorous performance metrics at the beginning of fiscal 2017 based on two financial metrics key to shareholder value and a specific calculation methodology for the Named Executive Officers’ fiscal 2017 cash incentive bonus requiring achievement of 90% of target goals for any payout to occur. The target goals for fiscal 2017 were satisfied at an aggregate performance level of 99%, however we used negative discretion to exclude the gain from a strategic investment from the calculation of performance achievement, resulting in an aggregate performance level of 94% and each of the Named Executive Officers earned a cash bonus payout of 73% of his annual target based on such performance achievement. No discretionary annual bonuses were awarded.

Equity Incentive Awards: We structured a significant portion (73% for our CEO and 64% for our other Named Executive Officers’) of annual equity incentive awards in the form of PSU awards that vest based on achievement of specified corporate performance goals, in addition to continued service over a four-year period. The fiscal 2017 target goals for PSU awards were achieved at 100% of target. The Named Executive Officers’ annual equity incentive awards that do not vest based on specific performance goal achievement are delivered in RSUs that vest over a four-year period subject to the officers’ continued service, but are structured so the vesting is heavily weighted towards the end of such period, with 70% vesting only if the officer remains continuously in service with us for four years.

Adjustments to Elements of Compensation: We made certain increases to the Named Executive Officers’ fiscal 2017 base salaries and target bonuses in recognition of our Named Executive Officers’ contributions to our business performance in the prior fiscal year and increased scope of duties and responsibilities. We decreased the amount of shares awarded under the annual equity awards to each of our Named Executive Officers other than our CEO and we increased the number of shares awarded as PSUs to our CEO, while adjusting his PSUs so that a greater portion vested only upon meeting a higher performance goal. We shifted the structure of the CEO’s total annual equity award so that a greater portion (73%) was contingent on performance vesting, to emphasize pay-for-performance and align compensation with the execution of our business strategy and creation of long-term shareholder value.

Peer Group Analysis: We reviewed and reconstituted our peer group of companies for fiscal 2017 and 2018 compensation decisions, in order to ensure that we maintain market data from an appropriate and relevant group of companies with whom we compete for talent as a helpful reference point in making executive compensation decisions.

Fiscal 2018 Pay Decisions: We maintained the same fiscal 2017 base salaries, target bonuses and equity awards for all of our Named Executive Officers, except we decreased the number of PSUs granted to our CEO in fiscal 2018. We simplified the fiscal 2018 PSU structure for all of our Named Executive Officers so that vesting is based on achievement of one financial metric, in addition to continued service over a four-year period.

Executive Compensation Governance Highlights

Below we summarize certain executive compensation-related practices that were in effect during fiscal 2017 and that we believe serve our shareholders’ long-term interests.

What We Do
✓	Maintain an executive compensation program designed to align pay with performance, so that significant performance-based compensation is tied to goals that are aligned with our business strategy.
✓	Structure total compensation as a balanced mix of fixed and variable compensation, with an emphasis on variable, “at-risk” performance-based compensation.
✓	Structure total compensation as a balanced mix of short- and long-term compensation, with an emphasis on long-term compensation.
✓	Conduct an annual “say on pay” advisory vote.
✓	Maintain a clawback policy.
✓	Utilize robust stock ownership guidelines for executive officers and directors.
✓	Have double-trigger severance arrangements starting with executive officers hired in fiscal 2015.
✓	Maintain a policy against hedging and pledging of company stock.
✓
Retain an independent compensation consultant to assist the Compensation Committee in designing and evaluating our executive compensation policies and programs and periodically conduct a compensation risk review.

What We Do Not Do
✗	Provide tax gross-up for change of control payments or benefits, starting with executive officers hired in fiscal 2015.
✗	Provide “single-trigger” equity acceleration in change of control plans, starting with executive officers hired in fiscal 2015.
✗	Provide excessive perquisites.
✗	Provide guaranteed bonuses.

Executive Compensation Program Overview

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives on both a short-term and long-term basis to achieve our business objectives. This program combines cash and equity awards in the forms and proportions that we believe will motivate our executive officers to increase shareholder value over the long term.

Our executive compensation program is designed to achieve the following specific objectives:

•	align our executive compensation with achievement of our strategic business objectives;
•	align the interests of our executive officers with both short-term and long-term shareholder interests; and
•	place a substantial portion of our executives’ compensation at risk such that actual compensation depends on overall company performance.

Executive Compensation Program Objectives and Framework

For fiscal 2017, the principal elements of our executive compensation program are summarized in the following table and described in detail in “Executive Compensation Components” below.

Compensation Element	Description and Purpose	Key Features
Base Salary (fixed cash)	To provide a minimum fixed level of cash compensation that reflects fulfillment of day-to-day responsibilities, skills and experience.
Annual adjustments are based on both qualitative and quantitative factors such as: job level, responsibilities and prior experience and expertise, individual performance, future potential and competitive market practice and internal equity.

Reviewed annually for appropriate competitive range that is generally consistent with or below the median levels at peer companies.

Annual Cash Incentive Bonus (at-risk cash)
To incentivize and reward contributions of executive officers in achieving strong financial, operating and strategic objectives during the fiscal year by meeting or exceeding the established goals.

To ensure a strong pay-for-performance culture, as payout is based on performance goals and not guaranteed.

To best align the interests of our executive officers with that of shareholders, represents the largest portion of total target cash compensation.

Amount of bonus compensation payout is based on a pre-determined formula that includes achievement of specified revenue and income before tax provision goals.

Target bonus opportunities are typically set to be above the median of targets at peer companies.

Performance goals are set and approved by the Compensation Committee in the first quarter of each year. Bonus payouts are capped at 200% of target.

Long-Term Equity Compensation
To ensure strong performance, promote retention and align our executives’ long-term interests with shareholders’ long-term interests by ensuring that incentive compensation is linked to our long-term company performance.

To further link executive officers’ interests with those of our shareholders, as all equity compensation is paid in, and valued dependent upon the trading price of shares of, Abaxis stock.

Equity awards are typically granted in amounts above the median of equity awards at peer companies, as the majority of these awards are earned only if key performance goals are achieved and our executive officers remain in the service of Abaxis for the long term.

The size and composition of long-term incentive awards are determined annually by the Compensation Committee taking into account competitive total direct compensation pay positioning guidelines using market reference data to a compensation peer group, along with

Compensation Element		Description and Purpose	Key Features
the individual executive officer’s level of responsibilities, ability to contribute to and influence our long-term results and individual performance.

•	Time-Based Restricted Stock Units (RSUs)
RSUs promote stability and retention of our executive officers over the long term as the equity award gives our executive officers the right to receive shares of Abaxis on a specified future date, subject to vesting based on their continued service with us.

To align the interests of executive officers and shareholders as executive officers will realize a higher value from RSUs from an increasing stock price.

In fiscal 2017, RSUs represented approximately 26%-35% of an executive officer’s annual long-term incentive opportunity based on the value of the awards as reported in the Summary Compensation Table.

RSUs vest annually over a four-year service period which is heavily weighted to the fourth anniversary of the date of grant, subject to an executive officer’s continued service through such date.

Paid out in shares of Abaxis common stock upon vesting.

•	Performance-Based Restricted Stock Units (PSUs)
PSUs give the recipient the right to receive shares of Abaxis stock on a specified future date, subject to vesting based on achievement of annual Company performance goals and continued service with us.

To further align the interests of executive officers and shareholders as executive officers will realize value from PSUs only if performance goals are achieved and if so, will realize a higher value from PSUs from an increasing stock price.

In fiscal 2017, PSUs represented approximately 65%-74% of an executive officer’s annual long-term incentive opportunity based on the value of the awards as reported in the Summary Compensation Table.

PSUs vest upon achieving annual financial targets and subject to an executive officer continued service through the third and fourth anniversary of the date of grant.

Paid out in shares of Abaxis common stock upon vesting, with the payout ranging from 0% to 100% of award, depending on the extent to which the predetermined performance goals have been achieved.

We also offer our executive officers participation in our 401(k) plan, health care insurance, flexible spending accounts and certain other benefits available generally to all full-time employees.

Executive compensation is reviewed annually by our Compensation Committee and Board of Directors, and adjustments are made to reflect our objectives and competitive conditions. Our executive compensation review process includes our Compensation Committee engaging an independent compensation consulting advisor annually to provide it with advice regarding executive officer compensation (including base salaries, performance bonuses and long-term equity compensation, as needed), to advise on other matters as may be required (see “Compensation-Setting Process—Competitive Market Analysis” below) and to assess compensation market practices by reference to a compensation peer group developed by our independent executive compensation advisor. Additionally, the Board of Directors and/or our Compensation Committee, with the assistance of outside counsel, annually reviews our equity incentive plans prior to the granting of any equity incentive awards to executive officers, to ensure compliance therewith. All of our equity awards granted to our executive officers during fiscal 2017 were granted under and subject to the terms of our 2014 Equity Incentive Plan as amended from time to time, or the 2014 Plan, which originally became effective in October 2014 and was last approved by our shareholders in October 2016.

Pay-for-Performance Philosophy

Our executive compensation is weighted heavily toward at-risk, performance-based compensation designed to align the interests of our Named Executive Officers with those of our shareholders. Annual cash incentive bonus and equity incentive awards (in the form of RSUs and PSUs) comprise a significant portion of the Named Executive Officers’ total compensation. Based on our fiscal 2017 financial plan, the Compensation Committee sets the performance metrics and establishes target compensation at the beginning of the performance period. Performance goals for the annual cash incentive bonus and PSUs are set to be rigorous, requiring significant performance achievement, and payout is capped at 2x target (for the annual cash incentive bonus) and 1x target (for PSUs).

Performance-Based Cash Bonus

The fiscal 2017 corporate performance metrics and specific financial targets for the Named Executive Officers to earn a cash bonus payout were as follows:

Performance Metric (and Weighting)	Target Performance Goal	Achievement Threshold (1)	Actual Achievement as a Percentage of Target	Payout Percentage (2)
Revenues (50% Weight)
• Revenues worldwide (3)	$240.9 million	90%	94%	70%
• Revenues for North America veterinary market and revenues from Latin America and the U.S. Government (4)	$160.8 million	90%	94%	70%
Income from continuing operations before income tax provision (50% Weight) (5)	$47.3 million	90%	95%	75%
(1)	“Threshold” refers to the minimum level of achievement of the target performance goal necessary to earn any bonus payout under the plan.
(2)	The bonus payout percentage depends on the level of the performance metric achieved over the threshold. Additional information on bonus payment calculation is described in “Executive Compensation Components - Annual Cash Incentive Bonus—Bonus Calculations.”
(3)	Revenues target for the Named Executive Officers (other than Dr. Tockman) were based on revenues worldwide.
(4)	Revenues target for Dr. Tockman was based on revenues for the North America veterinary market and from Latin America and the U.S. Government.
(5)	Actual achievement and the resulting payout percentage figures above reflect the Compensation Committee’s decision to exclude the gain from the sale of our equity investment in Scandinavian Micro Biodevices APS, or SMB, thereby reducing the actual fiscal 2017 income from continuing operations before income tax provision by $6.1 million. Without such reduction, the actual income from continuing operations before income tax provision was $51.1 million, which would have resulted in an actual achievement as a percentage of target of 99% and a payout percentage of 91%.

Annual cash incentive bonuses for our Named Executive Officers in fiscal 2017 were contingent on the achievement of the specified corporate performance goals described above. As further described under “Executive Compensation Components—Annual Cash Incentive Bonus—Bonus Calculations,” the Compensation Committee determined that the pre-determined revenues and income from continuing operations before income tax provision goals for fiscal 2017 were satisfied at an aggregate performance level of 94% and 95%, respectively, and therefore, the Named

Executive Officers earned 73% of their target annual bonus awards for fiscal 2017. These performance and payout percentages reflect the Compensation Committee’s negative discretion to exclude the gain from a strategic investment from the calculation of the performance metric achievement, thereby resulting in a lower performance and payout percentage for each of the Named Executive Officers.

Performance-Based Equity Incentive Awards

The PSUs granted to our Named Executive Officers in fiscal 2017 vested based on (1) achieving specified financial targets over a single-fiscal year performance period and (2) the executive officer remaining in the service of Abaxis over a four-year vesting period. Each PSU award is based on two specified corporate performance targets for fiscal 2017 (90% of a target performance goal and 100% of a target performance goal). For our Named Executive Officers (other than the Chief Executive Officer), the performance goals are equally weighted at 50%. For our Chief Executive Officer, the performance goals were more heavily weighted towards higher performance, with goals weighted at approximately 35% and 65% for vesting upon achievement of the 90% and 100% target performance goal, respectively, to further enhance the pay for performance nature of the PSUs granted to our Chief Executive Officer and incentivize achievement of the target performance goal.

The specific fiscal 2017 financial targets and vesting schedule for the PSUs granted to our Named Executive Officers were as follows:

Performance Metric (and Weighting)	Target Performance Goal	Performance-Based Vesting Schedule	Service-Based Vesting Date
Income from continuing operations before income tax provision (100%) (1)	$47.3 million	• Achievement > 90% of target goal, 25% vest (18% for CEO)	May 2, 2019
		• Achievement > 90% of target goal, 25% vest (18% for CEO)	May 2, 2020
		• Achievement > 100% of target goal, 25% vest (32% for CEO)	May 2, 2019
		• Achievement > 100% of target goal, 25% vest (32% for CEO)	May 2, 2020
(1)	The performance metric used to calculate the target performance goal was originally income from continuing operations and subsequently adjusted by the Compensation Committee to be income from continuing operations before income tax provision. See “Long-Term Equity Incentive Compensation—Vesting Structure.” for more information. There was no modification or adjustment to the actual target performance goal.

For fiscal 2017, the Compensation Committee determined that our actual performance and corresponding vesting percentages, with respect to the target goal were as follows:

Performance Metric (and Weighting)	Actual Performance	Actual Performance as a Percentage of Target	Actual Performance Criteria Vesting Percentage
Income from continuing operations before income tax provision (100%)	$51.1 million	108%	100%

In April 2017, the Compensation Committee determined that the income from continuing operations before income tax provision for fiscal 2017 was above 100% of the target goal required to vest, and accordingly, the performance criteria based on financial goals were achieved during fiscal 2017, and therefore each executive officer became eligible to earn his fiscal 2017 PSU award if he satisfies the additional timed-based service criteria for the award to vest.

Significant At-Risk Compensation

We continue to deliver a significant portion of our executive officer compensation in the form of variable, at-risk pay in furtherance of our pay-for-performance philosophy. The charts below illustrate the fiscal 2017 target total direct compensation pay mix, comprised of base salary, target bonus opportunity under the fiscal 2017 cash bonus incentive plan and actual fiscal 2017 long-term incentive awards (presented using their grant date fair values as computed in accordance with Accounting Standards Codification 718, or ASC 718) for the Chief Executive Officer and other Named Executive Officers. As illustrated below, approximately 88% of our Chief Executive Officer’s and 85% of our other Named Executive Officers’ total target direct compensation was variable and at-risk (consisting of target cash incentive bonus and long-term equity awards, presented using their grant date fair value and incremental fair value, as calculated in accordance with ASC 718).

As shown in the above charts, for fiscal 2017, we structured approximately 70% of our Chief Executive Officer’s target total direct compensation and approximately 58% for the other Named Executive Officers’ target total direct compensation in the form of long-term incentive awards, the actual economic value of which will depend directly on our long-term success and the performance of our stock price over the period during which the awards vest.

The following charts illustrate the mix of non-performance-based equity compensation (RSUs) and performance-based equity compensation (PSUs) awarded to our Chief Executive Officer and our other Named Executive Officers, for fiscal 2017, based on the grant date and incremental fair value of the RSUs and PSUs awarded, as calculated in accordance with ASC 718.

As shown in the above charts, the equity awards granted to our Named Executive Officers are heavily weighted toward PSUs, which will only be eligible to vest if the specified performance goals and a four-year service period are met.

Compensation-Setting Process

Role of Our Compensation Committee

Our Compensation Committee, which operates under a written charter adopted by the Board of Directors, is primarily responsible for reviewing and recommending to the Board of Directors the compensation arrangements for our executive officers for approval by the Board of Directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with the Compensation Committee’s compensation philosophy as in effect. In connection with its review and recommendations, our Compensation Committee also considers the recommendations of our Chief Executive Officer, Mr. Severson, regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels and an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience. Our Compensation Committee gives considerable weight to Mr. Severson’s recommendations because of his direct knowledge of each executive officer’s performance and contribution to our financial performance. However, Mr. Severson does not participate in the determination of his own compensation.

No other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation, except that our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation. However, as described above, our Compensation Committee does aim for a significant portion of our executive officer compensation in the form of variable, at-risk pay.

Competitive Market Analysis

In February 2016, our Compensation Committee engaged Pay Governance, an independent executive compensation advisor, to review our executive and director compensation programs. Pay Governance, with input from the Compensation Committee, reviewed the prior peer group used by the Compensation Committee and, developed an updated group of 15 companies, or the Compensation Peer Group, that it determined were appropriate as a comparative frame of reference in making compensation decisions. This Compensation Peer Group represented similarly-situated medical device and diagnostic companies that were identified by Pay Governance as companies with similar financial growth and as competitors for executive talent.

The following companies comprised the Compensation Peer Group used for reference in making fiscal 2017 executive compensation decisions:

Compensation Peer Group

Abiomed, Inc.	ICU Medical, Inc.	Quidel Corporation
AngioDynamics, Inc.	Luminex Corporation	Sequenom, Inc.
Cepheid	Meridian Bioscience, Inc.	SurModics, Inc.
DexCom, Inc.	Neogen Corporation
Genomic Health, Inc.	NxStage Medical, Inc.
HeartWare International, Inc.	OraSure Technologies, Inc.

Certain information regarding the size and value of the Compensation Peer Group companies relative to Abaxis is set forth below.

Comparison Group Data

	Revenue	Market Capitalization	EBITDA (1)	Employees
Compensation Peer Group Range (2)	$64 million - $539 million	$168 million - $5,551 million	$(46) million - $100 million	168 – 3,600
Compensation Peer Group Median (2)	$287 million	$837 million	$24 million	752
Abaxis, Inc. (2)	$214 million	$1,028 million	$42 million	582
(1)	Represents earnings before interest, taxes, depreciation and amortization.
(2)	Data is based on information at the time of the review of the executive and director compensation programs and development of the Compensation Peer Group in February 2016.

In April 2016, Pay Governance prepared an analysis of the market data obtained from the Compensation Peer Group and the executive compensation program in comparison to such market data. The market data obtained regarding the Compensation Peer Group was considered by the Compensation Committee in its fiscal 2017 executive compensation decisions as a point of reference. Our Compensation Committee and Board of Directors may engage compensation consultants in the future as they deem it necessary or appropriate and intend to retain one each year.

Independent Compensation Consultant

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rules 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Pay Governance’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of Pay Governance, and the individual compensation advisors employed by Pay Governance as compensation consultants, did not create any conflict of interest.

Shareholder Advisory Vote on Executive Compensation

At our Annual Meeting of Shareholders held on October 26, 2016, we held an advisory vote on executive compensation. Approximately 87% of the votes cast on the proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement. Our Compensation Committee reviewed these final vote results and determined that, given the level of support, no material changes to our executive compensation policies and programs were necessary as a result of the advisory vote on executive compensation.

Executive Compensation Components

Base Salary

We provide an annual base salary to each of our executive officers to compensate them for services rendered during the year. Salaries are reviewed annually by the Compensation Committee and adjusted for the ensuing year based on (i) both qualitative and quantitative factors such as job level, responsibilities and prior experience and expertise, individual performance, future potential, (ii) internal review of the executive officer’s total compensation, individually and relative to our other executive officers with similar levels of responsibility within Abaxis and (iii) an evaluation of the compensation levels of similarly-situated executive officers in our Compensation Peer Group and in our industry generally.

For fiscal 2017 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to make such amounts competitive with those of similarly-situated executives at our peer companies, using the report prepared in April 2016 by Pay Governance as a point of reference, to ensure an appropriate balance in the Named Executive Officers’ compensation mix between cash and equity, to retain employees with the qualifications desired for each particular position and to reward each of the Named Executive Officers for his performance in the prior year. For fiscal 2017, the Compensation Committee made recommendations to target salaries between the 25th and 50th percentile of our Compensation Peer Group. Our Compensation Committee considered this 25th and 50th percentile range as a general guideline for the appropriate level of potential salaries, but did not attempt to specifically match this or any other percentile. Our Compensation Committee also considered the recommendations of the Chief

Executive Officer regarding the compensation of each of the Named Executive Officers who reported directly to him. However, the Compensation Committee and our Board of Directors did not base their considerations on any single factor but rather considered a mix of factors and evaluated individual salaries against that mix.

Our Board of Directors set salaries for fiscal 2017 after considering an analysis of total cash compensation for our executive officers compared to the Compensation Peer Group prepared by Pay Governance and the recommendations of the Compensation Committee. For fiscal 2017 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to reward each of the Named Executive Officers for their performance in the prior fiscal year while maintaining base salaries at an appropriately competitive level for each Named Executive Officer’s position and taking into account the desire to maintain internal pay equity relative to other executive officers, and at the same time reflecting changes in the scope of duties and responsibilities as well as our annual merit-increase budget. Accordingly, the Compensation Committee recommended to the Board of Directors to increase base salaries by 3% from fiscal 2016 to fiscal 2017 for all of our Named Executive Officers (other than Mr. Severson) to reflect business performance from the prior fiscal year, annual merit increases and individual performances. Mr. Severson’s salary increase of 4.5% from fiscal 2016 to fiscal 2017 reflected consideration of the time served in his position, his leadership over an extended period and the importance of Mr. Severson to the continued success of Abaxis.

Based on the recommendations of the Compensation Committee, our Board of Directors approved the following fiscal 2017 base salaries (effective July 2016) for our Named Executive Officers:

Named Executive Officer	Fiscal 2017 Base Salary	Fiscal 2017 Percent Increase In Base Salary from Fiscal 2016
Clinton H. Severson	$575,000	4.5%
Ross Taylor	$257,500	3.0%
Kenneth P. Aron, Ph.D.	$298,700	3.0%
Craig M. Tockman, DVM	$298,700	3.0%
Donald P. Wood	$360,500	3.0%

When considering base salaries for fiscal 2018, the Compensation Committee recommended, and the Board of Directors approved, no changes from the base salaries in place for fiscal 2017 for our Named Executive Officers.

Annual Cash Incentive Bonus

Our Compensation Committee annually reviews the design of our annual cash incentive bonus program to ensure that the program continues to reward the achievement of key short-term corporate objectives that ultimately drive long-term corporate achievement. The bonus plan is an “at-risk” compensation arrangement designed to provide market competitive cash incentive opportunities that reward our executive officers for the achievement of the key financial performance goals established. This means that the bonus compensation is not guaranteed. Most importantly, the program is structured to align our short-term incentives with important financial and operational measures and the long-term interests of our shareholders, and to incentivize and reward corporate performance.

The cash incentive bonuses are paid quarterly upon meeting pre-determined quarterly financial goals, with the fourth quarter payout based on annual goals. This quarterly structure is designed to align compensation with our quarterly corporate financial performance, reward achievement of consistent short-term profit growth and profitability and provide executives with a meaningful total cash compensation opportunity (base salary and quarterly bonus). At the beginning of fiscal 2017, the Compensation Committee approved the quarterly and annual financial targets that would support Abaxis’ annual operating plan. The bonus program, along with the specific financial performance goals, is a key element of the Compensation Committee’s pay-for-performance philosophy, and consistent with this philosophy for fiscal 2017, our Named Executive Officers earned bonuses at 73% of their targets, which was commensurate with the level of achievement of the corporate performance goals as determined by our Compensation Committee and Board of Directors.

Target Bonus Opportunities for Fiscal 2017

For fiscal 2017, in evaluating target bonus opportunities, our Compensation Committee generally targeted bonus opportunities, to be at or slightly above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this target as a general guideline for the appropriate level of potential cash bonus compensation. The Compensation Committee believed that this was appropriate to ensure we retain and motivate our executives, align pay with performance and target total annual cash opportunities (base salary and target bonus) above the median competitive levels of our Compensation Peer Group. The actual total cash compensation earned could be above or below the 75th percentile of the Compensation Peer Group based on strength of Abaxis’ performance. The target bonus level set by the Compensation Committee is designed to place a high degree of cash compensation at-risk and the Compensation Committee believes it is appropriate to provide for payout opportunities above the median of the Compensation Peer Group, considering that the base salaries of the Named Executive Officers are generally at or below the median of the Compensation Peer Group. The target bonus levels for the Named Executive Officers are designed to incentivize them with respect to future company performance, to place a higher portion of our Named Executive Officers’ compensation at-risk when compared to executives in the Compensation Peer Group and to maintain total compensation at an appropriately competitive level in the industry.

Based on the individual performances of the Named Executive Officers over the prior year, the scope of responsibilities, and considering the Compensation Peer Group analysis of total compensation prepared by Pay Governance in April 2016, the Compensation Committee recommended to the Board of Directors to increase target bonus opportunities for fiscal 2017 by 6.3% for Mr. Severson and by 14.3%-17.6% for our Named Executive Officers (other than Mr. Severson). The $50,000 increase in Mr. Severson’s target bonus reflected the consideration of the time served in his position, his leadership over an extended period and the importance of Mr. Severson to the continued success of Abaxis. For our Named Executive Officers (other than Mr. Severson), the increase of $75,000 in target bonus was set with the aim to maintain internal equity of our executive officers’ (other than our Chief Executive Officer’s) total compensation and to account for increased duties and responsibilities.

In April 2016, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2017 target bonus levels for our executive officers. The following table summarizes the fiscal 2017 target bonus amounts for our Named Executive Officers:

Named Executive Officer	Fiscal 2016 Target Bonus	Fiscal 2017 Target Bonus	Fiscal 2017 Target Bonus Increase From Fiscal 2016
Clinton H. Severson	$800,000	$850,000	6.3%
Ross Taylor	$425,000	$500,000	17.6%
Kenneth P. Aron, Ph.D.	$425,000	$500,000	17.6%
Craig M. Tockman, DVM	$425,000	$500,000	17.6%
Donald P. Wood	$525,000	$600,000	14.3%

Corporate Performance Measures

For fiscal 2017, our Compensation Committee selected revenues and income from continuing operations before income tax provision at the beginning of the fiscal year as the two equally weighted corporate financial performance measures for our executive officer bonus program, which we believe are the most important measures of both annual financial performance and long-term shareholder value.

Each of the fiscal 2017 corporate financial performance measures and target goals are disclosed above under “Executive Compensation Program Overview—Pay-for-Performance Philosophy.” The Compensation Committee selected quarterly revenues and income from continuing operations before income tax provision as the performance metrics under the bonus plan with equal weightings, because it believes that as we are a growth company, revenues is a key element in value creation for our shareholders and an important indicator of our potential for increasing long-term shareholder value. Similarly, income from continuing operations before income tax provision is an important indicator of our current profitability, which is also a priority to our shareholders. Quarterly target goals are selected to align compensation with our quarterly corporate financial performance achievement and reward achievement of consistent short-term profit growth.

We annually review the target goals used in our cash incentive bonus program to ensure that they remain aligned with our strategic plan. These growth goals are derived from a rigorous process that involves input from and discussions among the Chief Executive Officer, Chief Financial Officer and the Compensation Committee. Then the Compensation Committee establishes bonus targets for the two equally-weighted performance measures, that are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met. The bonus targets require executive officers to achieve significant performance of annual corporate financial metrics during the applicable fiscal year. Accordingly, meeting the bonus targets requires executive officers to improve financial performance on a year-over-year basis and, thus, a substantial portion of our executive officers’ compensation is at risk if corporate financial results are not achieved during a particular fiscal year. In addition to meeting financial goals, we must not exceed a certain failure rate on our reagent discs in order for cash incentives to be paid to our executive officers. Our Compensation Committee has the discretion to reduce bonuses from those calculated from the formulaic calculation methodology established under our annual bonus program as well as to grant bonuses even if the performance goals are not met, which it has done in the past in very special circumstances. The Compensation Committee did not approve any discretionary bonuses for fiscal 2017. However, the Compensation Committee did use its discretion in fiscal 2017 to reduce bonuses from the amounts that would be paid based on actual performance goal achievement, as described below.

Bonus Calculations

Payment of the target bonus is equally weighted between achievement of our quarterly revenues performance goal and our quarterly income from continuing operations before income tax provision performance goal. Bonuses are earned for the first, second and third quarter only if we achieve at least 90% of either of our pre-established quarterly revenues and/or quarterly income from continuing operations before income tax provision goals and also meet any operational goals set by the Compensation Committee. Bonuses are earned in the fourth quarter based on the annual, rather than quarterly, achievement of at least 90% of either of our pre-established annual revenues and/or income from continuing operations before income tax provision goals for the year and also the achievement of any operational goals set by the Compensation Committee. After the initial threshold is met, the amount of the target bonus paid is based on a sliding scale relative to the proportionate achievement of the performance goals. If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus. For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus.

The maximum potential bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows: 15% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 35% in the fourth quarter. At the end of the fourth quarter, the final amount of the bonus earned will be adjusted to reflect overall performance for the fiscal year.

Bonus Decisions and Analysis

The Compensation Committee evaluated our financial performance for each quarter of fiscal 2017 and the level of achievement of each of the two corporate performance measures for those quarters. As noted above, the fiscal 2017 bonus awarded to each Named Executive Officer was based upon the achievement of two equally-weighted financial goals, our revenues (worldwide, or, for solely Dr. Tockman, from North America veterinary market and revenues from Latin American and the U.S. Government) and income from continuing operations before income tax provision. In addition, the Compensation Committee determined that we had satisfied the threshold goal relating to the failure rate on our reagent discs necessary for any bonuses to be paid.

In evaluating the achievement of our corporate performance measures and bonus payouts for fiscal 2017, the Compensation Committee determined that it was appropriate to exclude the gain from the sale of our equity investment in SMB that occurred in August 2016 from the calculation of our income from continuing operations before income tax provision. This use of discretion resulted in reducing the performance goal achievement level and ultimate bonus payout for each of our Named Executive Officers. Based on our actual financial performance results and the negative adjustment described above, the Compensation Committee determined that our Named Executive Officers had achieved, on an overall basis, 94% of their target performance goals for fiscal 2017. The actual quarterly and annual results and quarterly and annual targets for fiscal 2017 are summarized below.

Fiscal 2017 (in millions)	Revenues Worldwide		Revenues from North America Veterinary Market, Latin America and the U.S. Government (1)		Income from Continuing Operations Before Income Tax Provision (2)
	Actual	Target	Actual	Target	Actual	Target
First quarter	$57.7	$57.3	$39.1	$39.3	$10.7	$10.2
Second quarter	$58.6	$59.9	$39.2	$40.6	$12.0	$12.2
Third quarter	$52.8	$59.7	$34.8	$38.9	$10.8	$10.9
Fourth quarter	$58.2	$64.0	$38.4	$42.0	$11.6	$14.0
Fiscal 2017	$227.2	$240.9	$151.5	$160.8	$45.0	$47.3
(1)	Applicable for Dr. Tockman only, as Dr. Tockman is responsible for the North America market.
(2)	The actual and target bonus levels for income from continuing operations before income tax provision include bonus expense, if earned. As described above, the actual level for income from continuing operations before income tax provision in the table also reflects a reduction to exclude the gain from the sale of our equity investment in SMB that occurred in August 2016. With such gain included, the fiscal 2017 actual income from continuing operations before income tax provision is $51.1 million.

At least 90% achievement of the target level of the pre-established corporate goal is necessary for any bonus payout. The Compensation Committee recommends and the Board of Directors (with Mr. Severson abstaining) approves the extent of achievement of the performance goals and resulting bonus awards each quarter. On April 26, 2017, the Compensation Committee approved the fiscal 2017 bonuses awarded to each of our Named Executive Officers, based on such achievement, which were as follows:

Named Executive Officer	Total Fiscal 2017 Bonus Awarded	Percentage of Target Bonus
Clinton H. Severson	$616,251	73%
Ross Taylor	$362,500	73%
Kenneth P. Aron, Ph.D.	$362,500	73%
Craig M. Tockman, DVM	$362,500	73%
Donald P. Wood	$435,000	73%

Target Bonus Opportunities for Fiscal 2018

When considering target bonus amounts for fiscal 2018, the Compensation Committee recommended, and the Board of Directors approved, no changes from the target bonus amounts in place for fiscal 2017.

Payment of the target bonus, as identified above, for fiscal 2018, will continue to be equally weighted at 50% for achievement of our quarterly worldwide revenue performance goal (or, in the case of Dr. Tockman, our North America veterinary market, Latin America and the U.S. Government revenue performance goal) and 50% for achievement of our quarterly income from continuing operations before income tax provision performance goal. For fiscal 2018, bonuses will be paid in the same payout structure as the fiscal 2017 bonus discussed in “Annual Cash Incentive Bonus—Bonus Calculations,” according to the specified financial targets for fiscal 2018 as determined by the Compensation Committee.

Long-Term Equity Incentive Compensation

Long-term incentive equity awards are designed as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of Abaxis. We make annual grants of long-term incentive equity awards in the first quarter of each fiscal year (or during the fiscal year if necessary for a newly hired or promoted employee) to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of Abaxis, and, through time-based and performance-based vesting requirements, to enhance long-term performance and retention. The Compensation Committee annually reviews the long-term incentive program to ensure that the program continues to support our executive compensation philosophy and compensation program objectives. The Compensation Committee approves all equity award grants to our Named Executive Officers and other executive officers.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions among the Compensation Peer Group as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to Abaxis. The Compensation Committee also considers, in its decision-making process, the executives’ historical total compensation, including prior equity grants, their tenure, responsibilities, experience and value to Abaxis. No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Under our 2014 Plan (and its predecessor plan, our 2005 Equity Incentive Plan), we are permitted to award a variety of share-based awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance cash awards, performance shares, performance units, deferred compensation awards or other share-based awards. Since fiscal 2007 we have granted RSUs to our executive officers, and since fiscal 2013, we have also granted RSUs to our executive officers that vest only if certain financial and/or operating goals were achieved, which we refer to as PSUs. Our Compensation Committee has determined that a mix of time-based and performance-based vesting for the equity awards provides an effective tool for incentivizing and retaining those executive officers who are most responsible for direct impact on corporate performance by balancing variable compensation dependent on performance goal achievement in addition to share value (PSUs) and variable compensation with a more predictable value (RSUs subject to time-based vesting).

Fiscal 2017 Equity Incentive Grants

In April 2016, after considering an analysis of total compensation for our Named Executive Officers and the Compensation Peer Group prepared by Pay Governance, the Compensation Committee determined that for fiscal 2017, a mix of RSU and PSU awards would continue to provide an effective tool for incentivizing and retaining those executive officers who are most responsible for direct impact on corporate performance by balancing the two types of variable compensation. The Compensation Committee believed that the equity award program for fiscal 2017 aligns the executives’ focus on the achievement of specific performance goals intended to help position us for future growth. Furthermore, the Compensation Committee believed that our grants of PSUs and RSUs will enhance executive share ownership, further aligning their interests with those of shareholders.

Vesting Structure

The vesting terms of the RSUs and PSUs awarded for fiscal 2017 is summarized in the chart below.

Fiscal 2017 Long-Term Equity Incentive Compensation	Type	RSUs and PSUs
	Vesting for RSUs	Annual vesting over four years (5%, 10%, 15% and 70% on the first, second, third and fourth anniversary of the grant date, respectively)
	Vesting for PSUs	Vesting on the third and fourth anniversary date of grant, based on the achievement of two performance goals
	PSU Metrics for: Corporate performance goal at 90% of target	Minimum vest: 0%; Target and maximum vest: 100%
	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
	Corporate performance goal at 100% of target	Minimum vest: 0%; Target and maximum vest: 100%

RSUs subject to time-based vesting granted to the Named Executive Officers in fiscal 2017, or the FY2017 RSUs, were subject to the following vesting schedule: 5% vesting on the first anniversary of the grant date; additional 10% on the second anniversary of the grant date; additional 15% on the third anniversary of the grant date; and the remaining 70% on the fourth anniversary of the grant date, in each case subject to continuous service to Abaxis during the vesting period. Our Compensation Committee believes that retention of the Named Executive Officers is key to our success and that the time-based vesting schedule of the RSUs helps to retain our Named Executive Officers, particularly because it is heavily weighted towards the end of the four-year vesting period.

The PSUs granted to our Named Executive Officers in fiscal 2017, or the FY2017 PSUs, consist of the right to receive shares of common stock, only if both of the following criteria are satisfied: (1) Abaxis’ income from continuing operations before income tax provision for the fiscal year ended March 31, 2017, as certified by the Compensation Committee, is equal to or in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the service of Abaxis until the applicable vesting date set forth below. The FY2017 PSUs are designed with a one-year performance period in order to motivate executive officers to focus their efforts on annual goals and, at the same time, to strengthen and encourage retention as an executive officer must continue employment with us for the awards to vest over the longer-term. Accordingly, the Compensation Committee believes that the FY2017 PSUs act as an incentive over the long-term.

The FY2017 PSUs granted to the Named Executive Officers vest as follows.

Shares Issuable Upon Settlement of Fiscal 2017 PSUs (as a percentage of target shares)	Performance Metric: Income From Continuing Operations Before Income Tax Provision for the Year Ended March 31, 2017 (1)	Vesting date
25% (18% for Mr. Severson)	90% of target	May 2, 2019
25% (18% for Mr. Severson)	90% of target	May 2, 2020
25% (32% for Mr. Severson)	100% of target	May 2, 2019
25% (32% for Mr. Severson)	100% of target	May 2, 2020
(1)	The calculation of the performance metric was adjusted in January 2017, as described below.

The Compensation Committee determined the target level of achievement of the performance metric should be set at $47.3 million, which the Compensation Committee determined was sufficiently rigorous to incentivize and reward for performance designed to increase shareholder value. To further enhance the rigor of the performance goals and incentivize higher levels of performance, the Compensation Committee structured a greater portion of Mr. Severson’s award to vest only upon achievement of 100% of the target. The FY2017 PSUs are capped at target, so the greatest number of shares a Named Executive Officer could earn, regardless of performance, is the target number of PSUs awarded.

The Compensation Committee selected annual income from continuing operations as the performance metric on which the target goal for the FY2017 PSUs to vest is measured, as it believes that this is an important measurement of Abaxis’ performance and effectiveness of achieving financial strategies, in terms of cost controls, and for that reason, it establishes target levels to achieve operating income growth and return long-term shareholder value. In January 2017, the Compensation Committee recommended, and our Board of Directors approved, adjusting the measurement of the FY2017 PSU target goal to be based on our income from continuing operations before income tax provision, rather than our income from continuing operations. The Compensation Committee and Board of Directors determined it was appropriate to adjust the measurement to include investments, in particular the gain from the sale of our equity investment in SMB that occurred in August 2016, given that it increased our financial results in fiscal 2017, and reflected management’s ability to identify value-added investment opportunities to increase long-term shareholder value.

On April 26, 2017, the Compensation Committee determined that our income from continuing operations before income tax provision for fiscal 2017 was above 100% of target and, accordingly, the FY2017 PSUs for all of our Named Executive Officers became eligible to vest in full, if each executive officer completes the remaining timed-based service criteria necessary for the award to vest.

Amount and Mix of Awards

In determining the appropriate amount of equity incentive grants to award to the Named Executive Officers for fiscal 2017, the Compensation Committee generally aimed for long-term equity incentive compensation awards, when taken together with the base salary and annual incentive compensation opportunities provided to the Named Executive Officers, to result in actual total direct compensation to the Named Executive Officers to fall above the median of the Compensation Peer Group, so that the Named Executive Officers would have the opportunity to earn above median pay when key performance targets were achieved. However, the Compensation Committee used the Compensation Peer Group data solely as a reference point in making equity award decisions, considering individual, company, and stock performance, as compared to similarly-situated executive officers in our Compensation Peer

Group and in our industry generally. The Compensation Committee has determined that providing compensation at these levels, allowing for above median pay when performance goals are achieved, would provide incentives to attract and retain highly qualified executives over the long-term.

For fiscal 2017, the Compensation Committee considered the prior equity grants awarded to our Named Executive Officers and determined it was appropriate to deliver the same number of RSUs granted to each of our Named Executive Officers in fiscal 2016, but adjust the number of PSUs. Specifically, the Compensation Committee decreased the number of PSUs granted in fiscal 2016 to each of our Named Executive Officers (other than Mr. Severson) from 24,000 to 16,000. The Compensation Committee decreased the PSUs because it determined that the decreased number (and grant date fair value) of fiscal 2017 awards was appropriate based on a variety of factors, including the historical grants to such Named Executive Officers, company performance, individual performance and data from the Compensation Peer Group. The Compensation Committee awarded the same size grant to each of the Named Executive Officers to maintain internal pay equity amongst the executive team, excluding Mr. Severson.

Our Compensation Committee granted Mr. Severson a relatively larger number of PSUs in fiscal 2017 than in fiscal 2016, increasing the PSUs granted to Mr. Severson from 36,000 in fiscal 2016 to 51,000 in fiscal 2017 in special recognition of his past performance and executive leadership and to promote retention through the entire service period. The Compensation Committee viewed this increased award as a special one-time incentive appropriate for fiscal 2017 (Mr. Severson’s fiscal 2018 PSU grant returned to the size awarded in fiscal 2016, as described below) and was mindful that they had changed the structure of Mr. Severson’s fiscal 2017 equity award in two important ways: (1) a greater portion of the PSU vested only upon meeting target performance (rather than 90% of target performance) and (2) a greater portion of Mr. Severson’s total fiscal 2017 equity award was delivered in the form of PSUs than the other Named Executive Officers’ fiscal 2017 equity awards. The Committee believes both of these changes further emphasize pay-for-performance and further align Mr. Severson’s equity compensation with the execution of our business strategy and creation of long-term shareholder value.

In April 2016, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2017 long-term equity incentive compensation awards for our Named Executive Officers. The following table summarizes the fiscal 2017 RSUs and PSUs awarded to our Named Executive Officers.

Named Executive Officer	RSUs Granted in Fiscal 2017 (#)	PSUs Granted in Fiscal 2017 Target Shares (#)
Clinton H. Severson	19,000	51,000
Ross Taylor	9,000	16,000
Kenneth P. Aron, Ph.D.	9,000	16,000
Craig M. Tockman, DVM	9,000	16,000
Donald P. Wood	9,000	16,000

The Compensation Committee chose to structure the fiscal 2017 equity awards granted to the Named Executive Officers to be more heavily weighted towards those with performance-based vesting (the PSUs), to further its policy of providing performance-based pay that is directly aligned with our performance. Accordingly, Mr. Severson received 73% of his fiscal 2017 equity awards in the form of PSUs and each of our other Named Executive Officers received, 64% of their fiscal 2017 equity awards in the form of PSUs.

Fiscal 2018 Equity Incentive Grants

In April 2017, after considering an analysis of total compensation for our Named Executive Officers, the Compensation Committee again determined that a mix of RSU and PSU awards would be appropriate, for the reasons described above. RSUs granted in fiscal 2018 to the Named Executive Officers continued to have the four-year time-based vesting terms as described above for RSUs granted in fiscal 2017.

The PSUs granted to our Named Executive Officers in fiscal 2018, or the FY2018 PSUs, consist of the right to receive shares of common stock, only if both of the following criteria are satisfied: (1) Abaxis’ income from continuing operations before income tax provision for the fiscal year ending March 31, 2018, as certified by the Compensation Committee, is equal to or in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the service of Abaxis until the applicable vesting date set forth below.

The FY2018 PSUs granted to our Named Executive Officers contained the foregoing time-based and performance-based vesting terms.

•	50% of the shares subject to an award vest in full upon achieving 90% of income from continuing operations before income tax provision target and continuous service until the third anniversary of the date of grant; and
•	50% of the shares subject to an award vest in full upon achieving 90% of income from continuing operations before income tax provision target and continuous service until the fourth anniversary of the date of grant.

In April 2017, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2018 long-term equity incentive compensation for our Named Executive Officers. As in fiscal 2017, our Named Executive Officers received a substantially greater portion of their fiscal 2018 restricted stock units in the form of PSUs. The Compensation Committee and Board of Directors determined not to increase the shares awarded under any of the fiscal 2018 equity awards granted to each of our Named Executive Officers and to decrease the number of shares delivered to Mr. Severson as PSUs. The following table summarizes the fiscal 2018 RSUs and PSUs awarded to our Named Executive Officers.

Named Executive Officer	RSUs Granted in Fiscal 2018 (#)	PSUs Granted in Fiscal 2018 Target Shares (#)
Clinton H. Severson	19,000	36,000
Ross Taylor	9,000	16,000
Kenneth P. Aron, Ph.D.	9,000	16,000
Craig M. Tockman, DVM	9,000	16,000
Donald P. Wood	9,000	16,000

Other Compensation Policies and Benefits

Benefits and Perquisites

We do not provide any of our executive officers with any material perquisites. Currently, all benefits offered to our executive officers, including an opportunity to participate in our 401(k) plan, medical, dental, vision, life insurance, disability coverage, long-term care insurance benefits and flexible spending accounts, are also available on a non-discriminatory basis to other full-time employees. We also provide vacation and other paid holidays to all full-time employees, including our Named Executive Officers. From time to time when determined appropriate by the Compensation Committee, we may provide benefits to executive officers in unique circumstances necessary to assist them in their services to our Company.

Clawback Policy

Since January 2014, we have maintained a compensation clawback policy that includes, among other things, provisions permitting our Board to require executive officers to repay to us certain amounts in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirement. The policy permits our Board to seek recoupment from executive officers from any of the following sources: prior incentive compensation payments; future payments of incentive compensation; cancellation of outstanding equity awards; future equity awards; and direct repayment. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 further expanded the reach of mandatory recoupment policies, but the Securities and Exchange Commission has yet to provide final guidance for implementation of such requirements. We will comply with any final recoupment policy guidance.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers and directors, as follows:

Position	Stock Ownership Guideline
Chief Executive Officer	7x base salary
Executive Officers (other than the Chief Executive Officer)	3x base salary
Directors	5x annual cash retainer

These guidelines require that executives and directors be meaningfully invested in Abaxis’ stock and therefore be personally invested in Abaxis’ performance to ensure strong alignment with shareholder interests. Our stock ownership guidelines were adopted in 2011 and require all executive officers and directors through the first day of each of Abaxis’ fiscal years beginning with April 1, 2016 to accumulate enough shares to satisfy the stock ownership requirements. All of our Named Executive Officers meet these guidelines and our Chief Executive Officer’s stock ownership was 65.7 times his base salary as of May 31, 2017.

Employment Agreements

We may enter into employment agreements or offer letter agreements with our executive officers that include negotiated provisions regarding their initial base salary, relocation bonus, as well as provisions regarding repayment thereof in the event of cessation of employment. Severance is generally governed by our Severance Plan (described more fully in “Executive Compensation—Severance and Change in Control Agreements”), and salaries (and target bonus and equity awards) for all of our Named Executive Officers are determined by our Compensation Committee as described herein. For a description of the terms of each such agreement, see “Executive Compensation—Summary Compensation Table—Employment Agreements.”

Severance and Change in Control Agreements

We have adopted a Severance Plan to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include our senior managers who are selected by the Board of Directors. Each of our Named Executive Officers is designated as a participant in the Severance Plan. For a description of the terms of our Severance Plan, see “Executive Compensation—Severance and Change in Control Agreements.”

Compensation Policies and Practices as They Relate to Risk Management

We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. The mix of fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage actions in our company’s long-term best interests.

The Compensation Committee oversees the risk associated with our executive compensation program and considers the impact of incentives created by the compensation awards that it administers, on our company’s risk profile. The Compensation Committee works periodically with our outside compensation consultant Pay Governance to ensure our compensation plans are appropriately balanced and incentivize employees to act in the best interests of our shareholders. In fiscal 2017, our Compensation Committee assessed the risks related to our company’s compensation policies and concluded that the mix and design of these policies and practices do not encourage our employees to take excessive risks that are reasonably likely to have a material adverse effect. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.

Tax Considerations

Deductibility of Executive Compensation

We have considered the provisions of Section 162(m) of the Code and related Treasury Regulations that restrict deductibility of executive compensation paid to our Named Executive Officers and our other executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of both Abaxis and our Compensation Committee. In addition, our Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, our Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for fiscal 2017, 2016 and 2015, the compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of March 31, 2017 (collectively, our “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)		Total ($)
Clinton H. Severson	2017	571,346	—	3,231,980	616,251	12,493	(7)	4,432,070
Chief Executive Officer and	2016	542,115	—	3,029,400	776,000	13,679		4,361,194
Chairman of the Board (1)	2015	498,231	302,260	2,245,100	889,000	13,858		3,948,449

Ross Taylor (8)	2017	256,731	—	1,141,180	362,500	26,230	(9)	1,786,641
Chief Financial Officer,	2016	239,808	—	1,377,000	412,250	25,044		2,054,102
Vice President of Finance and
Secretary

Kenneth P. Aron, Ph.D.	2017	297,808	—	1,141,180	362,500	26,791	(10)	1,828,279
Chief Technology Officer	2016	289,808	—	1,817,640	412,250	26,895		2,546,593
	2015	276,154	183,515	1,347,060	539,750	27,322		2,373,801

Craig M. Tockman, DVM	2017	297,808	—	1,141,180	362,500	26,681	(11)	1,828,169
Vice President of Animal Health	2016	284,962	—	1,817,640	412,251	26,768		2,541,621
Sales and Marketing for
North America

Donald P. Wood	2017	359,423	—	1,141,180	435,000	20,304	(12)	1,955,907
President and	2016	348,462	—	1,817,640	509,250	21,090		2,696,442
Chief Operating Officer	2015	291,308	226,695	1,347,060	666,750	21,515		2,553,328
(1)	Mr. Severson is not compensated in his role as a director. The amounts shown reflect compensation earned as an employee only.
(2)	Represents discretionary bonuses earned in the fiscal year specified. In fiscal 2017 and 2016, no discretionary bonuses were awarded.
(3)	Awards consist of RSUs and PSUs granted to the Named Executive Officer in the fiscal year specified. Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). Amounts listed in this column represent the grant date fair value and incremental fair value as of the modification date, as applicable, of the awards granted (or modified) in the fiscal year indicated, as computed in accordance with Accounting Standards Codification 718, “Compensation-Stock Compensation,” or ASC 718. For a discussion of the assumptions used in determining the fair value of awards of RSUs and PSUs in the above table and other additional information on the RSUs and PSUs granted, see Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on May 30, 2017.
(4)	For PSUs, such grant date fair value is based on the probable outcome of the performance conditions as of the grant date, in accordance with ASC 718. Assuming the highest level of performance conditions were met, the grant date fair value of FY2017 PSUs would be as follows: (a) Mr. Severson, $2.3 million, (b) Mr. Taylor, $0.7 million, (c) Dr. Aron, $0.7 million, (d) Dr. Tockman, $0.7 million and (e) Mr. Wood, $0.7 million. An amendment to the FY2017 PSUs was approved on January 25, 2017, which was a modification under ASC 718, resulting in an incremental fair value for a portion of each of the FY2017 PSUs, computed as of the modification date pursuant to ASC 718, as follows: (a) Mr. Severson, $114,180, (b) Mr. Taylor, $27,680, (c) Dr. Aron, $27,680, (d) Dr. Tockman, $27,680 and (e) Mr. Wood, $27,680.

(5)	Represents the cash performance bonuses earned during each fiscal year based on achievement of corporate financial performance goals, as described under our “Compensation Discussion and Analysis” above. The annual cash bonuses were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly revenues and/or quarterly income before income tax provision goals for that quarter. Amounts do not include bonuses paid during a fiscal year, with respect to bonuses earned in a prior fiscal year.
(6)	Amounts listed are based upon our actual costs expensed in connection with such compensation.
(7)	In fiscal 2017, consists of $6,249 in supplemental health plan expenses reimbursed by us, $377 in group life insurance paid by us, $423 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $5,000 in matching contributions made by us to Mr. Severson’s 401(k) account.
(8)	Mr. Taylor was appointed to the position of Chief Financial Officer, Vice President of Finance and Secretary effective August 1, 2015. The amounts for fiscal 2016 reflect all of Mr. Taylor’s compensation from Abaxis earned from April 1, 2015 to March 31, 2016.
(9)	In fiscal 2017, consists of $20,636 in supplemental health plan expenses reimbursed by us, $371 in group life insurance paid by us, $233 in disability insurance premiums paid by us, $192 in long-term care insurance premiums paid by us and $4,798 in matching contributions made by us to Mr. Taylor’s 401(k) account.
(10)	In fiscal 2017, consists of $20,636 in supplemental health plan expenses reimbursed by us, $430 in group life insurance paid by us, $423 in disability insurance premiums paid by us, $302 in long-term care insurance premiums paid by us and $5,000 in matching contributions made by us to Dr. Aron’s 401(k) account.
(11)	In fiscal 2017, consists of $20,636 in supplemental health plan expenses reimbursed by us, $430 in group life insurance paid by us, $423 in disability insurance premiums paid by us, $192 in long-term care insurance premiums paid by us and $5,000 in matching contributions made by us to Dr. Tockman’s 401(k) account.
(12)	In fiscal 2017, consists of $14,357 in supplemental health plan expenses reimbursed by us, $377 in group life insurance paid by us, $244 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $5,000 in matching contributions made by us to Mr. Wood’s 401(k) account.

Salary and Bonus in Proportion to Total Compensation

The following table sets forth the percentage of base salary and annual cash incentive bonus that was earned by each Named Executive Officer as a percentage of total compensation for fiscal 2017.

Named Executive Officer	Base Salary As a Percentage of Total Compensation (1)	Annual Cash Incentive Bonus As a Percentage of Total Compensation (1)
Clinton H. Severson	13%	14%
Ross Taylor	14%	20%
Kenneth P. Aron, Ph.D.	16%	20%
Craig M. Tockman, DVM	16%	20%
Donald P. Wood	18%	22%
(1)	Total compensation is defined as total compensation as reported in the “Summary Compensation Table” for fiscal 2017. Included in the total compensation are long-term equity incentive awards with performance-based vesting criteria. PSUs only provide an economic benefit if the performance goals are achieved.

Employment Agreements

In October 2010, we entered into an employment agreement with Clinton H. Severson, our Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated employment agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, RSUs, PSUs and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Severance and Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement.

On April 29, 2015, we entered into an offer letter agreement with Mr. Taylor in connection with his appointment as Chief Financial Officer, effective as of August 1, 2015. The offer letter provides a relocation bonus of $25,000, which was paid to Mr. Taylor when he was hired in October 2015 as the Vice President of Business Development and Investor Relations. The relocation bonus must be repaid, up to the full $25,000 amount, if Mr. Taylor resigns from employment or is terminated by us for Cause (as defined in Severance Plan described below) before October 20, 2018, the four year anniversary of Mr. Taylor’s initial employment start date with Abaxis, with the repayment amount pro-rated based on the time of such resignation or termination. However, if there is a change in control of Abaxis prior to October 20, 2018, and Mr. Taylor remains an employee of our Company through such change in control, he does not need to repay the relocation bonus. Additionally, the offer letter agreement provides that Mr. Taylor will be a participant in the Severance Plan, on the specific terms and adjustments described in “Severance and Change in Control Agreements.”

On May 1, 2014, we entered into an employment agreement with Dr. Tockman providing for the terms of his promotion to Vice President of Sales and Marketing for North America Animal Health on May 5, 2014, which superseded our previous employment agreement with Dr. Tockman in place prior to his promotion. The employment agreement provides Dr. Tockman with a $100,000 relocation bonus, with repayment terms, up to the full $100,000 amount, if Dr. Tockman resigns from employment or is terminated by us for Cause (as defined in Severance Plan described below) before May 5, 2018, the four year anniversary of Dr. Tockman’s promotion date, with the repayment amount pro-rated based on the time of such resignation or termination. However, if there is a change in control of Abaxis prior to May 5, 2018 and Dr. Tockman remains an employee of our Company through such change in control, he does not need to repay the relocation bonus. Dr. Tockman’s employment agreement further provides that he will be a participant in the Severance Plan, on the specific terms and adjustments described in “Severance and Change in Control Agreements.”

Grants of Plan-Based Awards in Fiscal 2017

The following table sets forth the grants of plan-based awards to our Named Executive Officers during fiscal 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Clinton H. Severson
Annual cash incentive bonus		212,500	850,000	1,700,000
RSUs	5/2/2016									19,000	846,260
PSUs	5/2/2016				0	51,000	(5)	51,000	(5)		2,385,720	(6)
Ross Taylor
Annual cash incentive bonus		125,000	500,000	1,000,000
RSUs	5/2/2016									9,000	400,860
PSUs	5/2/2016				0	16,000	(7)	16,000	(7)		740,320	(6)
Kenneth P. Aron, Ph.D.
Annual cash incentive bonus		125,000	500,000	1,000,000
RSUs	5/2/2016									9,000	400,860
PSUs	5/2/2016				0	16,000	(7)	16,000	(7)		740,320	(6)
Craig M. Tockman, DVM
Annual cash incentive bonus		125,000	500,000	1,000,000
RSUs	5/2/2016									9,000	400,860
PSUs	5/2/2016				0	16,000	(7)	16,000	(7)		740,320	(6)
Donald P. Wood
Annual cash incentive bonus		150,000	600,000	1,200,000
RSUs	5/2/2016									9,000	400,860
PSUs	5/2/2016				0	16,000	(7)	16,000	(7)		740,320	(6)
(1)	Actual cash performance bonuses, which were approved by the Board of Directors (with Mr. Severson abstaining) upon recommendation by the Compensation Committee based on achievement of corporate financial performance goals for fiscal 2017, were paid within one month following the end of the quarter upon achieving the established quarterly revenues and/or quarterly income before income tax provision goals. Actual cash performance bonuses are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. “Threshold” refers to the minimum amount of annual bonus payable for a certain level of performance under the plan.
(2)	Awards consist of PSUs granted under, and are subject to, the terms of our 2014 Equity Incentive Plan. The PSUs as originally awarded on May 2, 2016 provided that the recipients would receive shares of common stock under the PSUs only if (1) income from continuing operations for the fiscal year ended March 31, 2017 (or, the Performance Vesting Condition) was equal to or in excess of an applicable target amount and (2) the recipient remains in the service of Abaxis until the third or fourth anniversary of the date of grant (or, the Service Vesting Condition). On January 25, 2017, the Compensation Committee approved an amendment to the PSUs to adjust the Performance Vesting Condition to be measured based on our company’s income from continuing operations before income tax provision, rather than income from continuing operations. See “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation—Vesting Structure.” The Service Vesting Condition and all other terms and conditions of the PSUs were not changed.
(3)	Awards consist of RSUs granted under, and are subject to, the terms of our 2014 Equity Incentive Plan. The four-year time-based vesting terms of the RSUs are as follows, assuming continuous employment: 5% of the shares vest after the first year; 10% of the shares vest after the second year; 15% of the shares vest after the third year; and 70% of the shares vest after the fourth year. Additional information on PSUs granted is described above in “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation—Fiscal 2017 Equity Incentive Grants.”

(4)	Represents the fair value of the RSUs and PSUs on the date of grant, pursuant to ASC 718. See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on May 30, 2017, for additional information.
(5)	Mr. Severson’s FY2017 PSUs were subject to vesting only if both of the Performance Vesting Condition and the Service Vesting Condition were satisfied as follows:

(i) approximately 18% shares issuable upon settlement of FY2017 PSUs upon satisfying 90% of the Performance Vesting Condition target, and time-based vesting on May 2, 2019;

(ii) approximately 18% shares issuable upon settlement of FY2017 PSUs upon satisfying 90% of the Performance Vesting Condition target, and time-based vesting on May 2, 2020;

(iii) approximately 32% shares issuable upon settlement of FY2017 PSUs upon satisfying 100% of the Performance Vesting Condition target, and time-based vesting on May 2, 2019; and

(iv) approximately 32% shares issuable upon settlement of FY2017 PSUs upon satisfying 100% of the Performance Vesting Condition target, and time-based vesting on May 2, 2020.

Additional information on the FY2017 PSUs is described above in “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation— Fiscal 2017 Equity Incentive Grants.”

(6)	For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, in accordance with ASC 718. Assuming the highest level of performance conditions were met, the grant date fair value of such awards would be as follows: (a) Mr. Severson, $2.3 million, (b) Mr. Taylor, $0.7 million, (c) Dr. Aron, $0.7 million, (d) Dr. Tockman, $0.7 million and (e) Mr. Wood, $0.7 million. Pursuant to ASC 718, the grant date fair value of FY2017 PSUs includes the following incremental fair value computed as of the modification date on January 25, 2017: (a) Mr. Severson, $114,180, (b) Mr. Taylor, $27,680, (c) Dr. Aron, $27,680, (d) Dr. Tockman, $27,680 and (e) Mr. Wood, $27,680. See Footnote (2) and the discussion under “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation—Vesting Structure” for additional information regarding the PSU modification. See also Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on May 30, 2017, for additional information.
(7)	PSUs were subject to vesting only if both of the Performance Vesting Condition and the Service Vesting Condition were satisfied as follows:

(i) 25% shares issuable upon settlement of FY2017 PSUs upon satisfying 90% of the Performance Vesting Condition target, and time-based vesting on May 2, 2019;

(ii) 25% shares issuable upon settlement of FY2017 PSUs upon satisfying 90% of the Performance Vesting Condition target, and time-based vesting on May 2, 2020;

(iii) 25% shares issuable upon settlement of FY2017 PSUs upon satisfying 100% of the Performance Vesting Condition target, and time-based vesting on May 2, 2019; and

(iv) 25% shares issuable upon settlement of FY2017 PSUs upon satisfying 100% of the Performance Vesting Condition target, and time-based vesting on May 2, 2020.

Additional information on the FY2017 PSUs is described above in “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation— Fiscal 2017 Equity Incentive Grants.”

Outstanding Equity Awards at Fiscal Year End 2017

The following table shows, for the fiscal year ended March 31, 2017, certain information regarding outstanding equity awards at fiscal year-end for our Named Executive Officers.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Clinton H. Severson	4/29/2013	13,300	(2)	645,050
	4/28/2014	16,150	(2)	783,275
	4/28/2014	36,000	(3)	1,746,000
	5/4/2015	18,050	(2)	875,425
	5/4/2015	36,000	(3)	1,746,000
	5/2/2016	19,000	(2)	921,500
	5/2/2016	51,000	(3)	2,473,500

Ross Taylor	10/23/2014	8,500	(2)	412,250
	5/4/2015	8,550	(2)	414,675
	5/4/2015	16,000	(3)	776,000
	5/2/2016	9,000	(2)	436,500
	5/2/2016	16,000	(3)	776,000

Kenneth P. Aron, Ph.D.	4/29/2013	6,300	(2)	305,550
	4/28/2014	7,650	(2)	371,025
	4/28/2014	24,000	(3)	1,164,000
	5/4/2015	8,550	(2)	414,675
	5/4/2015	24,000	(3)	1,164,000
	5/2/2016	9,000	(2)	436,500
	5/2/2016	16,000	(3)	776,000

Craig M. Tockman, DVM	7/29/2013	350	(2)	16,975
	10/24/2013	3,500	(2)	169,750
	4/28/2014	7,650	(2)	371,025
	4/28/2014	16,000	(3)	776,000
	5/4/2015	8,550	(2)	414,675
	5/4/2015	24,000	(3)	1,164,000
	5/2/2016	9,000	(2)	436,500
	5/2/2016	16,000	(3)	776,000

Donald P. Wood	4/29/2013	6,300	(2)	305,550
	4/28/2014	7,650	(2)	371,025
	4/28/2014	24,000	(3)	1,164,000
	5/4/2015	8,550	(2)	414,675
	5/4/2015	24,000	(3)	1,164,000
	5/2/2016	9,000	(2)	436,500
	5/2/2016	16,000	(3)	776,000
(1)	The value of the equity award is based on the closing price of our common stock of $48.50 on March 31, 2017, as reported on the NASDAQ Global Select Market.

(2)	The four-year vesting terms of the RSUs are as follows, assuming continuous employment: 5% of the shares vest after the first year; 10% of the shares vest after the second year; 15% of the shares vest after the third year; and 70% of the shares vest after the fourth year. Additional information on RSUs granted during fiscal 2017 is described above in “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation—Fiscal 2017 Equity Incentive Grants.”
(3)	The RSUs vest upon satisfying both performance and service criteria. On April 26, 2017, the Compensation Committee determined that Abaxis’ income from continuing operations before income tax provision for fiscal 2017 was above 100% of target and accordingly, because the performance criteria were achieved during fiscal 2017, the FY2017 PSUs became eligible to vest in full, if each executive officer provides continuous employment through the vest date on the third and fourth year following the date of grant. Additional information on RSUs granted and modifications to FY2017 PSUs is described above in “Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Equity Incentive Compensation—Fiscal 2017 Equity Incentive Grants.”

Option Exercises and Stock Vested in Fiscal 2017

The following table shows all shares of common stock acquired upon all stock awards vested and value realized upon vesting, held by our Named Executive Officers during fiscal 2017. None of our Named Executive Officers exercised any outstanding stock options during fiscal 2017 and as of the end of fiscal 2017, and there were no outstanding stock options to purchase our common stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Clinton H. Severson	21,800	970,820
Ross Taylor	1,450	67,101
Kenneth P. Aron, Ph.D.	10,050	447,555
Craig M. Tockman, DVM	2,525	116,313
Donald P. Wood	10,050	447,555
(1)	The value realized on vesting of RSUs equals the fair market value of our common stock on the settlement date, multiplied by the number of shares that vested.

Severance and Change in Control Agreements

Employment Agreements

As described more fully above in “Summary Compensation Table—Employment Agreements,” our Chief Executive Officer, Chief Financial Officer and Vice President of Sales and Marketing for North America Animal Health are entitled to certain severance and change in control payments pursuant to their respective employment or offer letter agreement with us.

Executive Change of Control Severance Plan

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors. Each of our Named Executive Officers is designated as a participant in the Severance Plan.

The Board of Directors has amended the Severance Plan from time to time to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In May 2014, our Compensation Committee determined to discontinue the practice of providing “single-trigger” equity vesting acceleration upon a change of control and the tax “gross up” provisions in the Severance Plan, as further described below. Accordingly, Mr. Taylor’s and Dr. Tockman’s offer letter agreements with us provide that, notwithstanding the terms of the Severance Plan, they will not be entitled to automatic vesting acceleration and the tax payment described above upon a change of control. Instead, Mr. Taylor and Dr. Tockman will be entitled to automatic equity vesting acceleration only on a “double-trigger” basis, requiring a termination in connection with a change of control, and will not be entitled to an excise tax gross up.

The Severance Plan (with respect to Mr. Taylor and Dr. Tockman, as adjusted by their respective offer letter agreement or employment agreement, respectively) provides that if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•	on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;
•	payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, our benefits will be secondary to those provided under such other plan;
•	reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination;
•	for a participant who joined the Severance Plan on or after May 2014, full vesting of all equity awards;
•	for a participant who joined the Severance Plan on or after May 2014, a “better after tax” provision providing that any payment or benefit the participant may receive that would be a “parachute payment” within the meaning of 280G of the Code subject to an excise tax imposed under Section 4999 of the Code (the “Excise Tax”) will be either paid in full and subject to such Excise Tax or cut back to an amount that will not trigger the Excise Tax, whichever results in the greatest economic benefit to the participant; and
•	for a participant who joined the Severance Plan prior to May 2014, payment of an amount equal to any Excise Tax, as well as a payment in reimbursement of Excise Taxes and income taxes arising from the initial Excise Tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

In addition, for participants who joined the Severance Plan prior to May 2014, the Severance Plan provides that upon the occurrence of a change of control, the participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable. Under the 2005 Equity Incentive Plan, all equity awards held by executive officers accelerate upon a change in control. This equity acceleration does not apply to Mr. Taylor and Dr. Tockman. Our 2014 Equity Incentive Plan does not contain this automatic vesting acceleration provision.

Incentive Plans

Under our 2005 Equity Incentive Plan, or the 2005 Plan, in the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. Our Compensation

Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to any extent it determines. The 2005 Plan also authorizes our Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by our Compensation Committee) subject to the cancelled award of an amount of cash, stock or other property equal to the fair market value of the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other share-based award held by a participant upon such conditions and to such extent as determined by our Compensation Committee. The vesting of non-employee director awards and officer awards (including awards held by the Named Executive Officers) granted under the 2005 Plan will automatically accelerate in full upon a change in control. However, our offer letter agreements with new executive officers hired starting in fiscal 2015 (Mr. Taylor and Dr. Tockman) provide that, notwithstanding the terms of the 2005 Plan, they will not be entitled to automatic vesting acceleration upon a change of control.

Under our 2014 Equity Incentive Plan, or the 2014 Plan, in the event of certain specified significant corporate transactions, including a change in control, unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates, we have the discretion to take any of the following actions with respect to stock awards: (1) arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company; (3) accelerate the vesting of the stock award, in whole or in part, and provide for its termination prior to the effective time of the corporate transaction; (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us; (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as the Board may deem appropriate; (6) make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award or (b) the exercise price otherwise payable in connection with the stock award. We are not obligated to treat all stock awards, even those that are of the same type, in the same manner. No automatic vesting acceleration occurs under the 2014 Plan upon a change of control, however we may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Our form of restricted stock unit award agreement for non-employee directors provides that such awards will vest in full upon a change of control.

As described above, certain additional compensation is payable to a Named Executive Officer (i) if his employment was involuntarily terminated without cause or he resigned for good cause, (ii) upon a change in control or (iii) if his employment was terminated involuntarily following a change in control. The amounts shown in the table below assume that such termination was effective as of March 31, 2017, and do not include amounts in which the Named Executive Officer had already vested as of March 31, 2017. The actual compensation to be paid can only be determined at the time of the change in control and/or a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

The following table includes an estimate of the potential compensation and benefits payable to our Named Executive Officers, in certain termination and change of control situations, assuming that the involuntary termination, change in controls or involuntary termination without cause following a change in control, respectively, occurred on March 31, 2017.

Executive Benefits and Payments Upon Separation	Involuntary Termination (1)		Change In Control (No Termination)		Involuntary Termination Without Cause Following a Change In Control (2)
Clinton H. Severson
Salary and bonus	$2,850,000		—		$2,850,000
Vesting of RSUs	$3,225,250	(3)	$3,225,250	(3)	$3,225,250	(3)
Vesting of PSUs	$5,965,500	(3)	$5,965,500	(3)	$5,965,500	(3)
Health and welfare benefits	$14,986	(4)	—		$14,986	(4)
Excise tax reimbursement and related gross up	—		—		$0	(5)
Total	$12,055,736		$9,190,750		$12,055,736
Ross Taylor
Salary and bonus	—		—		$1,515,000
Vesting of RSUs	—		—		$1,263,425	(3)
Vesting of PSUs	—		—		$1,552,000	(3)
Health and welfare benefits	—		—		$42,480	(6)
Excise tax reimbursement and related gross up	—		—		—
Total	—		—		$4,372,905	(7)
Kenneth P. Aron, Ph.D.
Salary and bonus	—		—		$1,597,400
Vesting of RSUs	—		$1,527,750	(3)	$1,527,750	(3)
Vesting of PSUs	—		$3,104,000	(3)	$3,104,000	(3)
Health and welfare benefits	—		—		$42,978	(6)
Excise tax reimbursement and related gross up	—		—		$0	(5)
Total	—		$4,631,750		$6,272,128
Craig M. Tockman, DVM
Salary and bonus	—		—		$1,597,400
Vesting of RSUs	—		—		$1,408,925	(3)
Vesting of PSUs	—		—		$2,716,000	(3)
Health and welfare benefits	—		—		$42,978	(6)
Excise tax reimbursement and related gross up	—		—		—
Total	—		—		$5,765,303	(7)
Donald P. Wood
Salary and bonus	—		—		$1,921,000
Vesting of RSUs	—		$1,527,750	(3)	$1,527,750	(3)
Vesting of PSUs	—		$3,104,000	(3)	$3,104,000	(3)
Health and welfare benefits	—		—		$29,956	(6)
Excise tax reimbursement and related gross up	—		—		$0	(5)
Total	—		$4,631,750		$6,582,706
(1)	The amounts listed for Mr. Severson are payments upon a termination without cause or upon his resignation for good reason, and are based on the aggregate of two years of salary, bonus, unvested RSUs, unvested PSUs and benefits if his employment with us is terminated for any reason other than cause or if he resigns for good reason (as defined in Mr. Severson’s amended and restated employment agreement effective October 2010).
(2)	Amounts assume that the Named Executive Officer was terminated without cause or due to constructive termination during the 18-month period following a change in control.

(3)	The values of the RSUs and PSUs assume that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $48.50 on March 31, 2017, as reported on the NASDAQ Global Select Market.
(4)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability, life insurance and long-term care benefits.
(5)	For purposes of computing the Excise Tax reimbursement and related gross up payments, base amount calculations are based on the Named Executive Officer’s taxable wages for fiscal years 2013 through 2017. No Excise Tax reimbursement or related gross up is estimated for Mr. Severson, Dr. Aron or Mr. Wood because the payment or benefit they may receive that would be a “parachute payment” within the meaning of 280G of the Code is estimated to be less than the Code safe harbor limit and thus not subject to Excise Tax.
(6)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability and life insurance benefits.
(7)	Mr. Taylor and Dr. Tockman do not receive an excise tax reimbursement or related gross-up benefit.
(8)	Pursuant to the “best after tax” provision of the Severance Plan, as adjusted by each of Mr. Taylor’s and Dr. Tockman’s respective offer letters, any payment or benefit each may receive that would be a “parachute payment” within the meaning of 280G of the Code subject to an Excise Tax imposed under Section 4999 of the Code will be either paid in full and subject to such Excise Tax or cut back to an amount that will not trigger the Excise Tax, whichever results in the greatest economic benefit to the participant. Based on this provision, each of Mr. Taylor and Dr. Tockman would have received the greatest economic benefit to receive his full severance amount and personally pay his Excise Tax liability. The estimated Excise Tax liability that Mr. Taylor and Dr. Tockman would have been responsible for personally paying was $372,000 and $402,000, respectively.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors for fiscal 2017.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Total ($)
Vernon E. Altman	33,000	244,970	277,970
Richard J. Bastiani, Ph.D.	35,500	244,970	280,470
Michael D. Casey	28,000	244,970	272,970
Henk J. Evenhuis	38,500	244,970	283,470
Prithipal Singh, Ph.D.	32,000	244,970	276,970
(1)	Clinton H. Severson, our Chief Executive Officer and Director, is not included in this table as he is an employee of Abaxis and receives no compensation for his services as a director. The compensation received by Mr. Severson as an employee is shown in the “Summary Compensation Table” above.
(2)	Each non-employee director listed in the table above was granted an award of 5,500 RSUs on May 2, 2016 under our 2014 Plan. Amounts listed in this column represent the grant date fair value of the awards in accordance with ASC 718. Amounts shown do not reflect whether the non-employee director has actually realized a financial benefit from the awards (such as by vesting in a RSU award). For a discussion of the assumptions used in determining the fair value of awards of RSUs in the above table, see Note 16 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on May 30, 2017. No stock awards were forfeited by our non-employee directors during fiscal 2017.
(3)	As of March 31, 2017, each of our non-employee directors held 5,500 shares subject to outstanding RSUs.

Overview

Our Compensation Committee regularly reviews the elements of our non-employee director compensation program, including, with input as appropriate from outside advisors. In 2016, concurrent with review of the executive compensation programs, Pay Governance also reviewed our non-employee director compensation programs against those of our Compensation Peer Group. We did not implement any modifications to our non-employee director compensation program following such review. The current components of our non-employee director compensation program include cash retainers and meeting fees, as well as reasonable expense reimbursement, as well as discretionary equity awards. We also maintain stock ownership guidelines for directors as indicated above under “Compensation Discussion and Analysis—Other Compensation Policies and Benefits—Stock Ownership Guidelines.” All of our directors meet these guidelines.

Cash Compensation Paid to Board Members

During fiscal 2017, all non-employee directors received an annual retainer of $15,000, pro-rated based on the period of services provided by the non-employee director. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating Committee received an annual supplement of $13,500, $7,500, and $5,000, respectively. Our non-employee directors each received $1,250 per board meeting attended and $1,000 per committee meeting attended. Mr. Altman is our lead independent director and receives an annual supplement of $7,000 in connection therewith. We also reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending board and committee meetings. Directors who are employees receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors are eligible to receive equity awards under our equity compensation plans, as applicable, but such awards are discretionary and not automatic. In fiscal 2017, 2016 and 2015, each non-employee director received an annual equity award of 5,500, 5,000 and 5,000 RSUs, respectively, under our equity compensation plans, as applicable, for the services provided by the non-employee director during the respective period. Each RSU represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of common stock equal to the number of units vesting on such date. Subject to the director’s continued service with us through the applicable vesting date, each RSU award will vest in full 12 months after the grant date. Under the terms of the 2005 Plan and of the director agreements under the 2014 Plan, the vesting of each non-employee director RSU award will also be accelerated in full in the event of a “change in control,” as defined in the applicable equity compensation plan.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

In May 2016, we entered into a distribution agreement with Visual Dynamix. Mr. Gary Tockman is the President and owner of Visual Dynamix and the brother of Dr. Tockman, our Vice President of Animal Health Sales and Marketing for North America. Under the distribution agreement, we agreed to purchase a minimum of 100 units of microscopes or microscopes and camera systems for exclusive worldwide distribution rights. The price per unit is variable and dependent on the volume of units ordered. The initial term of the distribution agreement ended in May 2017, and after the initial term, renews automatically for successive one-year periods unless terminated by either party based upon a notice of non-renewal of sixty days. During fiscal 2017, we purchased and paid Visual Dynamix $0.5 million for inventory products. We market the products purchased from Visual Dynamix worldwide as the VetScan HDmicroscope.

Other than the distribution agreement with Visual Dynamix, there was not, nor is there any currently proposed transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $120,000 and in which any of our executive officers, directors or holder of more than 5% of any class of our voting securities and members of that person’s immediate family had, has or will have a direct or indirect material interest, other than as set forth in “Executive Compensation” and “Director Compensation” above and in “Indemnification Agreements” below.

Indemnification Agreements

We generally enter into indemnity agreements with our directors and executive officers. These indemnity agreements require us to indemnify these individuals to the fullest extent permitted by law.

Related-Person Transactions Policy and Procedures

We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is an executive partner or principal or which such person has a 5% or greater beneficial ownership interest (each a “Related Person”), are not permitted to enter into a transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with a Related Person, in which the amount involved exceeds $120,000 and such Related Person would have a direct or indirect interest, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. In addition, the charter of our Audit Committee provides that our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Director Independence

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Abaxis, its senior management, and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Altman, Mr. Casey, Mr. Evenhuis and Drs. Bastiani and Singh. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with Abaxis. Mr. Severson, our Chairman and Chief Executive Officer, is not an independent director by virtue of his employment with Abaxis. Mr. Altman currently serves as the Board’s lead independent director.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Company shareholders may be “householding” proxy materials. A single set of annual meeting materials may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request for annual meeting materials to Abaxis, Inc., Ross Taylor, Chief Financial Officer and Secretary, 3240 Whipple Road, Union City, California 94587 or contact Mr. Taylor at (510) 675-6500. Shareholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2018 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals to be considered for inclusion in next year’s proxy materials, must be submitted in writing and received by us by May 22, 2018, to our Secretary at 3240 Whipple Road, Union City, California 94587, and must otherwise comply with Rule 14a-8 under the Exchange Act. However, if the date of next year’s annual meeting has been changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

In addition, our bylaws contain an advance notice provision with respect to matters to be brought before an annual meeting, including director nominations, whether or not included in our proxy statement. If you would like to nominate a director or bring any other business before the shareholders at next year’s annual meeting, you must comply with the procedures contained in our bylaws, including notifying us in writing in a timely manner, and such business must otherwise be a proper matter for action by our shareholders. To be timely under our current bylaws, the notice must be received by us by May 22, 2018, to our Secretary at 3240 Whipple Road, Union City, California 94587, our principal executive office, except that, if the date of next year’s annual meeting is more than 30 calendar days earlier than the date contemplated at this time, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced and in the event that the number of directors to be elected at the annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships by May 12, 2018, a shareholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered not later than the close of business on the 10th day following the day on which such public announcement is first made.

You are also advised to review our bylaws, which contain additional requirements for advance notice of shareholder proposals. These additional requirements are also described under “Information regarding the Board of Directors and Corporate Governance—Information regarding Committees of the Board of Directors—Nominating and Corporate Governance Committee” above.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Ross Taylor
Chief Financial Officer, Vice President of Finance and Secretary

September 19, 2017

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended March 31, 2017 and an amendment to such report on Form 10-K/A is available without charge upon written request to: Investor Relations, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by12:00 a.m., Pacific Time, on October 25, 2017 to be counted.

Vote by Internet
• Go to www.investorvote.com/ABAX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4 and for ONE YEAR on Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Clinton H. Severson	☐	☐	02 - Vernon E. Altman	☐	☐	03 - Richard J. Bastiani, Ph.D.	☐	☐
	04 - Michael D. Casey	☐	☐	05 - Henk J. Evenhuis	☐	☐	06 – Prithipal Singh, Ph.D.	☐	☐

2.   To approve, on an advisory basis, the compensation of Abaxis, Inc.’s named executive officers, as disclosed in the Proxy Statement.

For ☐	Against ☐	Abstain ☐

3.   To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.

One Year ☐	Two Years ☐	Three Years ☐	Abstain ☐

4.   To ratify the selection of BPM LLP as the independent registered public accounting firm of Abaxis, Inc. for the fiscal year ending March 31, 2018.

For ☐	Against ☐	Abstain ☐

B.   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Abaxis, Inc.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 25, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Clinton H. Severson and Ross Taylor, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc. a California corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis, Inc. to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, on Wednesday, October 25, 2017, at 10:00 a.m. Pacific time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2017 Annual Meeting of Shareholders of Abaxis, Inc. (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, FOR “ONE YEAR” IN PROPOSAL 3 AND IN THE DISCRETION OF THE PROXYHOLDERS UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side.